Filed Pursuant to Rule 424(b)(3)

Registration No. 333-292897

PROSPECTUS

BLOOMIA HOLDINGS, INC.

Non-Transferable Subscription Rights to Purchase Up to $15,500,000 in Shares of Common Stock, representing 3,827,160 Shares of Common Stock in the Aggregate

Bloomia Holdings, Inc. (“Bloomia Holdings, Inc.”, the “Company”, “we”, “us” or “our”) is distributing at no charge to the holders of our common stock, par value $0.01 per share (the “Common Stock”), on a pro rata basis, non-transferable subscription rights to purchase up to an aggregate of 3,827,160 shares of our Common Stock at a subscription price of $4.05 per whole share, payable by each rights holder (i) in cash, (ii) by delivering in lieu of cash the cancellation of an equivalent amount of any indebtedness for borrowed money (principal and/or accrued and unpaid interest) owed by the Company to such rights holder, or (iii) by delivery of a combination of cash and such indebtedness. We refer to this offering as the “Rights Offering”. We are offering to each of our stockholders one non-transferable subscription right for each full share of Common Stock owned by that stockholder as of the close of business on February 16, 2026, the record date (the “Record Date”). Each subscription right will entitle its holder to purchase 2.16 shares of our Common Stock. Additionally, rights holders who fully exercise their basic subscription rights will be entitled to subscribe for additional shares of our Common Stock that remain unsubscribed as a result of any unexercised basic subscription rights (the “over-subscription privilege”). The over-subscription privilege allows a rights holder to subscribe for additional shares of our Common Stock at the subscription price of $4.05 per whole share. We refer to the basic subscription rights and over-subscription privilege as “rights” or “subscription rights”.

The total subscription price of shares of Common Stock offered in this Rights Offering will be $15,500,000, assuming all rights are exercised. To the extent you properly exercise your over-subscription privilege for an amount of shares of Common Stock that exceeds the number of the unsubscribed shares of Common Stock available to you, the subscription agent for this Rights Offering, Equiniti Trust Company, LLC (the “Subscription Agent”), will return to you any excess subscription payments by check, without interest or penalty, as soon as practicable following the Expiration Date and Time (as defined below), and after all necessary calculations, pro rata allocations and adjustments have been completed. We are not requiring a minimum individual or overall subscription to complete the Rights Offering. The Subscription Agent will hold all cash funds received from subscribing stockholders in a segregated account until we issue your shares of our Common Stock to you upon consummation of the Rights Offering or the withdrawal or termination of the Rights Offering. Any stockholder that desires to exercise its subscription rights through the cancellation of indebtedness for borrowed money owed by the Company should contact the Company’s Chief Financial Officer to coordinate the cancellation of indebtedness in exchange for issuances of Common Shares. Subscription rights may only be exercised in aggregate for whole numbers of our Common Stock; fractional shares of Common Stock or cash in lieu of fractional shares of Common Stock will not be issued in the Rights Offering. Any fractional shares of Common Stock resulting from the exercise of the basic subscription rights will be eliminated by rounding down to the nearest whole share of Common Stock.

The subscription rights may be exercised at any time during the Rights Offering subscription period (the “Subscription Period”), which will commence on February 18, 2026, and will expire at 5:00 p.m., Central Standard Time, on March 27, 2026 (the “Expiration Date and Time”). We may, in our sole discretion, extend the Subscription Period. We will extend the duration of the Rights Offering as required by applicable law, and we may choose to extend it if we decide that changes in the market price of our Common Stock warrant an extension or if we decide to give you more time to exercise your subscription rights in this Rights Offering. Once you have exercised your subscription right, your exercise may not be revoked. The rights are non-transferable. The subscription rights that are not exercised by the Expiration Date and Time will expire and will have no value. You should carefully consider whether or not to exercise your subscription rights before the Expiration Date and Time. If you are a beneficial owner of shares of Common Stock registered in the name of a broker, dealer, custodian bank, or other nominee, your nominee may establish an earlier deadline before the Expiration Date and Time by which time you must provide the nominee with your instructions and deliver all documents and payments to exercise your subscription rights.

 See “The Rights Offering” for additional information.

Each Note Lender (as defined herein) has indicated that they currently intend, but undertake no obligation, to exercise all of the subscription rights distributed to such Note Lender by us in the Rights Offering, as well as the over-subscription privilege, and that each Note Lender reserves the right to pay some or all of the subscription price payable upon the exercise of any of its subscription rights with indebtedness for borrowed money owed by us to such Note Lender (including any indebtedness then-outstanding pursuant to such Note Lender’s Related Party Notes (as defined below)). Our directors and executive officers who own shares of Common Stock are permitted, but not required, to participate in the Rights Offering on the same terms and conditions applicable to all holders of subscription rights. See “The Rights Offering – Participation of Our Directors, Executive Officers and Significant Stockholders”.

Our Common Stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “TULP”. On February 6, 2026, the closing price of our Common Stock as reported by Nasdaq was $4.80 per share.

The subscription rights are non-transferable, except that they will be transferable by operation of law. The subscription rights will not be listed for trading on Nasdaq or any other stock exchange or market.

	Per Share of Common Stock	Aggregate
Subscription Price	$4.05	$15,500,000
Estimated Expenses	$0.05	$200,000
Net Proceeds to Bloomia Holdings, Inc., all cash	$4.00	$15,300,000	(1)
Net Proceeds to Bloomia Holdings, Inc., cancellation of indebtedness and cash	$2.27	$8,688,000	(2)

(1)	Assumes that the Rights Offering is fully subscribed and that the subscription price for all shares of Common Stock subscribed for is paid in cash.
(2)	Assumes that the Rights Offering is fully subscribed and that the subscription price is paid by (a) all Note Lenders (as defined herein) by delivery of the cancellation of indebtedness for borrowed money in lieu of cash, and (b) all other stockholders in cash. Any subscription price paid through the cancellation of indebtedness for borrowed money will not result in net proceeds to the Company but would reduce the aggregate outstanding indebtedness of the Company. Each Note Lender has indicated that it currently intends, but undertakes no obligation, to exercise all of the subscription rights distributed to it by us in the Rights Offering, as well as the over-subscription privilege, and that it reserves its right to pay some or all of the subscription price payable upon the exercise of any of its subscription rights directly held by such Note Lender through the cancellation of indebtedness for borrowed money owed by us to such Note Lender (including any indebtedness then-outstanding pursuant to Related Party Notes).

Exercising the subscription rights and investing in our Common Stock involves significant risks. We urge you to read carefully the entirety of this prospectus, including the section titled “Risk Factors” beginning on page 16 of this prospectus, the section titled “Risk Factors” of the Company’s  Transition Report on Form 10-KT filed on August 28, 2025 (the “Form 10-KT”), in our Quarterly Report on Form 10-Q filed on November 10, 2025 for the fiscal quarter ended September 30, 2025, in our Quarterly Report on Form 10-Q filed on February 13, 2026 for the fiscal quarter ended December 31, 2025, and all other information included or incorporated by reference in this prospectus before you decide whether to exercise your rights.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Equiniti Trust Company, LLC will serve as the Subscription Agent and transfer agent (the “Transfer Agent”) for the Rights Offering, and D.F. King & Co., Inc. will serve as the information agent (the “Information Agent”) for the Rights Offering.

The Subscription Agent will deliver to the record holders who purchase shares of Common Stock in the Rights Offering DRS statements representing the shares of Common Stock that they purchased as soon as practicable after the Expiration Date and Time, or such later date as to which the Rights Offering may be extended, and after all necessary calculations, pro rata allocations and adjustments have been completed. If your shares of Common Stock are held by a broker, dealer, custodian bank, or other nominee and you purchase shares of Common Stock in the Rights Offering, your account with your nominee will be credited with the shares of Common Stock you purchased in the Rights Offering as soon as practicable after the Expiration Date and Time, or such later date as to which the Rights Offering may be extended, and after all necessary calculations, pro rata allocations and adjustments have been completed.

If you have any questions or need further information about this Rights Offering, please contact D.F. King & Co., Inc., our Information Agent for this Rights Offering, by phone at (888) 605-1956 for stockholders or (646) 677-2515 for banks and brokers or by email at bloomia@dfking.com.

The date of this prospectus is February 18, 2026.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the SEC. The exhibits to the registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Because these summaries may not contain all the information that you may find important in deciding whether to subscribe for shares of our Common Stock, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the section entitled “Where You Can Find More Information.”

In this prospectus, “Bloomia Holdings,” “TULP,” the “Company,” “we,” “us,” or “our” refer to Bloomia Holdings, Inc. and its consolidated subsidiaries. We have not authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information appearing in this prospectus is accurate only as of the date on its cover page. Our business, financial condition, results of operations and prospects may have changed since those dates.

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the Rights Offering. The answers are based on selected information included elsewhere in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the Rights Offering. You should carefully read this prospectus and the documents incorporated by reference in this prospectus as they contain more detailed descriptions of the terms and conditions of the Rights Offering and provide additional information about us and our business, including potential risks related to the Rights Offering. We urge you to read this entire prospectus, our financial statements and related notes and the other information incorporated by reference herein as described under the section entitled “Incorporation of Certain Information by Reference”.

 Q:What is the Rights Offering?

A:

The Rights Offering is a pro rata distribution at no charge to holders of our Common Stock of non-transferable subscription rights to purchase up to an aggregate of 3,827,160 shares of our Common Stock at a subscription price of $4.05 per whole share. We are offering to each of our stockholders, either as a holder of record or, in the case of shares held of record by brokers, dealers, custodian banks or other nominees on your behalf, as a beneficial owner of those shares, one non-transferable subscription right for each full share of Common Stock owned by that stockholder as of the close of business on the Record Date. Each subscription right will entitle its holder to purchase 2.16 shares of our Common Stock. Each subscription right contains the basic subscription right and an over-subscription privilege, as described below. The registration statement of which this prospectus forms a part is registering both the subscription rights and the shares of Common Stock that may be issued pursuant to the exercise of subscription rights.

Q:What is the basic subscription right?

A:

The basic subscription right gives our stockholders the opportunity to purchase 2.16 shares of Common Stock at a subscription price of $4.05 per whole share. We have granted to you, as a stockholder of record on the Record Date, one non-transferable subscription right for every share of our Common Stock you owned at that time.

We determined the ratio of rights required to purchase one share of Common Stock by dividing $15,500,000 by the subscription price of $4.05 to determine the number of shares of Common Stock to be issued in the Rights Offering and then dividing the number of shares of Common Stock to be issued in the Rights Offering by 1,773,119, which was the number of shares of our Common Stock outstanding on the Record Date. Accordingly, each subscription right allows the holder thereof to subscribe for 2.16 shares of Common Stock at a subscription price of $4.05 per whole share. As an example, if you owned 100 shares of our Common Stock on the Record

Date, you would receive subscription rights pursuant to your basic subscription right that would entitle you to purchase up to 216 shares of Common Stock at a subscription price of $4.05 per whole share.

You may exercise all or a portion of your basic subscription right or you may choose not to exercise any subscription rights at all. However, if you exercise less than your full basic subscription right, you will not be entitled to purchase shares of Common Stock under your over-subscription privilege.

If you hold your shares in street name through a broker, dealer, custodian bank, or other nominee who uses the services of The Depository Trust Company (“DTC”), then DTC will issue one non-transferable subscription right to your nominee for every share of our Common Stock you own on the Record Date. Each subscription right can then be used to purchase 2.16 shares of Common Stock for $4.05 per whole share of Common Stock. See “The Rights Offering – Procedures for DTC Participants”. As in the example above, if you owned 100 shares of our Common Stock on the Record Date, your nominee would receive 100 subscription rights and you would have the right to purchase up to 216 shares of Common Stock for $4.05 per whole share.

No fractional shares of Common Stock will be issued upon the exercise of subscription rights in the Rights Offering. Any fractional shares of Common Stock created by the exercise of subscription rights will be rounded down to the nearest whole share.

Q:What is the over-subscription privilege?

A:

The over-subscription privilege of each subscription right entitles you, if you fully exercise your basic subscription right and subject to certain limitations, to subscribe for additional shares of our Common Stock at the same subscription price per share if any shares are not purchased by other holders of subscription rights under their basic subscription rights as of the Expiration Date and Time.  No fractional shares will be issued.

Q:What if there are an insufficient number of shares of Common Stock to satisfy the over-subscription requests?

A:

If there are an insufficient number of shares of our Common Stock available to fully satisfy the over-subscription requests of rights holders, whether due to all holders exercising their basic subscription rights in full, or due to over-subscription requests exceeding the number of shares not purchased by other holders of subscription rights under their basic subscription rights, subscription rights holders who exercised their over-subscription privilege will receive the available shares of Common Stock pro rata based on the number of shares of Common Stock each subscription rights holder subscribed for under the basic subscription right. “Pro rata” means in proportion to the number of shares of our Common Stock that you and the other subscription rights holders have purchased by exercising your basic subscription rights on your Common Stock holdings. Any excess subscription payments will be returned by check, without interest or penalty, as soon as practicable following the Expiration Date and Time, and after all necessary calculations, pro rata allocations and adjustments have been completed.

Q: Will fractional shares be issued upon exercise of the subscription rights?

A:

No. We will not issue fractional shares of Common Stock in this Rights Offering. Any fractional shares of Common Stock created by the exercise of subscription rights will be rounded down to the nearest whole share. Any excess subscription payments received by the Subscription Agent will be returned by check, without interest or deduction, as soon as practicable following the Expiration Date and Time, and after all necessary calculations, pro rata allocations and adjustments have been completed.

Q:Why are you engaging in the Rights Offering?

A:

On December 17, 2025, the Board of Directors of the Company determined the Rights Offering is in the best interests of the Company and its stockholders and would, among other things, provide the Company with an opportunity to raise capital and deleverage and more generally strengthen its balance sheet. The Directors unanimously approved the Rights Offering on January 22, 2026. See “Summary – Recent Developments”, “Use of Proceeds” and “The Rights Offering – Reasons for the Rights Offering” for additional information.

Q:When will I receive my rights certificate?

A:

Promptly after the date of this prospectus, the Subscription Agent will send a rights certificate to each registered holder of our Common Stock as of 5:00 p.m., Central Standard Time, on the Record Date, based on our stockholder registry maintained at the Transfer Agent for our Common Stock. If you hold your shares of Common Stock in “street name” through a brokerage account, dealer, custodian bank, or other nominee, you will not receive a physical rights certificate. Instead, as described in this prospectus, you must instruct your broker, dealer, custodian bank, or other nominee whether or not to exercise subscription rights on your behalf. If you wish to obtain a separate rights certificate, you should promptly contact your broker, dealer, custodian bank, or other nominee and request a separate rights certificate. It is not necessary to have a physical rights certificate to elect to exercise your subscription rights if your shares are held by a broker, dealer, custodian bank, or other nominee.

Q:What happens if I choose not to exercise my subscription rights?

A:

You will retain your current number of shares of our Common Stock even if you do not exercise your basic subscription rights. However, if you do not exercise your basic subscription rights, the percentage of our Common Stock that you own may decrease, and your voting and other rights may be diluted.

Q:Can the Board of Directors amend, withdraw or terminate the Rights Offering?

A:

Yes. Our Board of Directors reserves the right to amend, withdraw or terminate the Rights Offering at any time prior to the expiration of the Rights Offering for any reason. If the Rights Offering is terminated, any subscription payments received by the Subscription Agent will be returned by check, without interest or penalty, as soon as practicable following the termination of the Rights Offering. To the extent that our Board of Directors amends material terms of, withdraws or terminates the Rights Offering, we will notify our stockholders in a manner reasonably calculated to inform them about such action.

Q:When will the Rights Offering expire?

A:

The subscription rights will expire, if not exercised, at the Expiration Date and Time, unless we decide to extend the Rights Offering until some later time. See “The Rights Offering – Expiration of the Rights Offering and Extensions, Amendments and Termination”. The Subscription Agent must actually receive all required documents and payments before that time and date in order for you to properly exercise your subscription rights. Although we will make reasonable attempts to provide this prospectus to our stockholders, the Rights Offering and all subscription rights will expire on the Expiration Date and Time, whether or not we have been able to locate each person entitled to subscription rights. If you cannot deliver your documents and payment before the Expiration Date and Time, you may follow the guaranteed delivery procedures described under “The Rights Offering – Guaranteed Delivery Procedures”.

Q:How do I exercise my subscription rights?

A:

You may exercise your subscription rights by properly completing and signing your subscription rights certificate if you are a record holder of our Common Stock, or by properly completing the subscription documents received from your bank or broker-dealer if your shares of Common Stock are held in street name. Your subscription rights certificate, or properly completed subscription documents, as the case may be, together with full payment of the subscription price, must be received by the Subscription Agent by the Expiration Date and Time, unless delivery of the subscription rights certificate is effected pursuant to the guaranteed delivery procedures described below. You must exercise your over-subscription privilege at the same time you exercise your basic subscription right in full. In exercising the over-subscription privilege, you must pay the full subscription price for all the shares you are electing to purchase. All subscription payments received by the Subscription Agent from the exercise of subscription rights that are not fulfilled will be returned to investors by check, without interest or penalty, as soon as practicable after the Rights Offering has expired and all prorating calculations and reductions contemplated by the terms of the Rights Offering have been effected.

If you use mail, we recommend that you use insured, traceable or overnight mail, return receipt requested. We will not be obligated to honor your exercise of subscription rights if the Subscription Agent receives the documents relating to your exercise after the Expiration Date and Time, regardless of when you transmitted the documents.

Q:May I transfer, sell or assign my subscription rights?

A:

No. You may not transfer, sell or assign any of your subscription rights, except that the subscription rights will be transferable by operation of law. The subscription rights are non-transferable and will not be listed on any securities exchange or included in any automated quotation system. Therefore, there will be no market for the subscription rights.

Q:	What should I do if I want to participate in the Rights Offering but my shares of Common Stock are held in the name of my broker, dealer, custodian bank, or other nominee?
A:

If you hold shares of our Common Stock through a broker, dealer, custodian bank, or other nominee, we will ask your broker, dealer, custodian bank, or other nominee to notify you of the Rights Offering. If you wish to exercise your subscription rights, you will need to have your broker, dealer, custodian bank, or other nominee act for you. To indicate your decision, you should complete and return to your broker, dealer, custodian bank, or other nominee the form entitled “Beneficial Owner Election Form”. You should receive this form from your broker, dealer, custodian bank, or other nominee with the other rights offering materials. You should contact your broker, dealer, custodian bank, or other nominee if you do not receive this form, but you believe you are entitled to participate in the Rights Offering. Your nominee may establish an earlier deadline before the Expiration Date and Time by which time you must provide the nominee with your instructions and deliver all documents and payments to exercise your subscription rights.

Q:Will I be charged a sales commission or a fee if I exercise my subscription rights?

A:

We will not charge a brokerage commission or a fee to subscription rights holders for exercising their subscription rights. However, if you exercise your subscription rights through a broker, dealer, custodian bank, or other nominee, you will be responsible for any fees charged by your broker, dealer, custodian bank, or other nominee.

Q:Are there any conditions to my right to exercise my subscription rights?

A:	Yes. The Rights Offering is subject to certain limited conditions. See “The Rights Offering – Conditions, Amendment, Withdrawal and Termination”.

Q:May I participate in this Rights Offering if I sell my Common Stock after the Record Date?

A:

The Record Date for this Rights Offering is February 16, 2026. If you own Common Stock as of the Record Date, you will receive subscription rights and may participate in the Rights Offering even if you subsequently sell your Common Stock.

Q:Will the Company’s executive officers and directors exercise their subscription rights?

A:

Our directors and executive officers who own shares of Common Stock are permitted, but not required, to participate in the Rights Offering on the same terms and conditions applicable to all holders of subscription rights.

Q:What is the recommendation of the Board of Directors regarding the Rights Offering?

A:

Although the Rights Offering has been approved by the Board of Directors, neither the Company nor the Board of Directors is making any recommendation regarding your exercise of subscription rights in the Rights Offering or the sale or transfer of the underlying shares of Common Stock. You are urged to make your decision based on your own assessment of your best interests and of our business and financial condition, our prospects for the future, the terms of the Rights Offering and the information contained in, or incorporated by reference in, this prospectus, as it may be supplemented from time to time.

Q:How was the subscription price of $4.05 per whole share of Common Stock established?

A:

The subscription price was determined by management and approved by the Board of Directors. The price reflects a discount to the recent trading price of our Common Stock to incentivize participation. The Subscription Price is not necessarily related to our book value, results of operations, cash flows, financial condition or the future market value of our Common Stock. We cannot assure you that you will be able to sell shares purchased in this Rights Offering at a price equal to or greater than the Subscription Price. We do not intend to change the Subscription Price in response to changes in the trading price of our Common Stock prior to the closing of the Rights Offering.

Q:Is it risky to exercise my subscription rights?

A:

The exercise of your subscription rights involves risks. Exercising your subscription rights means buying additional shares of our Common Stock and should be considered as carefully as you would consider any other equity investment. You should carefully consider the information under the heading “Risk Factors” and all other information included herein before deciding to exercise your subscription rights.

Q:Am I required to subscribe in the Rights Offering?

A:

No. You may exercise any number of your subscription rights or you may choose not to exercise any subscription rights. If you do not exercise any subscription rights, the number of shares of our Common Stock you own will not change. However, if you choose not to exercise your subscription rights in full, your ownership interest in our Common Stock may be diluted by other stockholder purchases. In addition, if you do not exercise your basic subscription right in full, you will not be entitled to participate in the over-subscription privilege. See “Risk Factors - Risks Related to the Rights Offering - Stockholders who do not fully exercise their rights may have their interests diluted”.

Q:How do I exercise my subscription rights if I live outside the United States?

A:

Subscription rights certificates will only be mailed to holders as of the Record Date whose addresses are within the United States (other than an APO or FPO address). Holders as of the Record Date whose addresses are outside the United States or who have an APO or FPO address and who wish to subscribe to the Rights Offering either in part or in full should contact the Subscription Agent in writing no later than five business days prior to the Expiration Date and Time. See “The Rights Offering—Foreign Restrictions”.

Q:After I exercise my subscription rights, can I change my mind and cancel my purchase?

A:

No. Once you send in your subscription rights certificate and payment, you cannot revoke the exercise of your subscription rights, even if the market price of our Common Stock is below the subscription price of $4.05 per whole share of Common Stock. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our Common Stock at a price of $4.05 per whole share of Common Stock. Subscription rights not exercised prior to the expiration of the Rights Offering will expire and will have no value.

Q:	What are the U.S. federal income tax consequences of receiving or exercising my subscription rights?
A:

Although the authorities governing transactions such as the Rights Offering are complex and unclear in certain respects (including with respect to the effects of the over-subscription privilege), we believe and intend to take the position that a holder’s receipt or exercise of rights should generally be non-taxable for U.S. federal income tax purposes. This position regarding the non-taxable treatment of the Rights Offering is, however, not binding on the U.S. Internal Revenue Service (the “IRS”) or the courts. You should consult your tax advisor as to the particular tax consequences to you of the receipt of rights in the Rights Offering and the exercise or lapse of the rights, including the applicability of any state, local or non-U.S. tax laws in light of your particular circumstances. For a more detailed discussion, see “Material U.S. Federal Income Tax Consequences”.

Q:If the Rights Offering is not completed, will my subscription payment be returned to me?

A:

Yes. The Subscription Agent will hold all cash funds received from subscribing stockholders in a segregated account until we issue your shares of our Common Stock to you upon consummation of the Rights Offering or the withdrawal or termination of the Rights Offering.  If the Rights Offering is not completed, all subscription payments that the Subscription Agent receives will be returned by check, without interest or deduction, as soon as practicable after the withdrawal or termination of the Rights Offering. If you own shares in “street name”, it may take longer for you to receive payment because the Subscription Agent will return payments to the record holder of your shares of Common Stock.

Q:How many shares of Common Stock will be outstanding after the Rights Offering?

A:

We expect approximately 5,600,000 shares of our Common Stock will be outstanding immediately after the completion of the Rights Offering, assuming full exercise of each holder’s basic subscription rights and no other changes in our shares outstanding.

Q:Will any Note Lenders exercise their subscription rights?

A:

Each Note Lender has indicated that it currently intends, but undertakes no obligation, to exercise all of the subscription rights distributed to it by us in the Rights Offering, as well as the over-subscription privilege, and that it reserves its right to pay some or all of the subscription price payable upon the exercise of any of its subscription rights directly held by such Note Lender with indebtedness for borrowed money owed by us to such Note Lender (including any indebtedness then-outstanding pursuant to Related Party Notes). Assuming the Note Lenders subscribe in the Rights Offering in the full amount of indebtedness owed to them by the Company, we expect the total subscription price payable upon the exercise of all of such rights held by the Note Lenders, excluding any additional subscription price that might be payable in cash in connection with any exercise by Note Lenders of the over-subscription privilege, to be approximately $6,612,000.

Q:	If I exercise my subscription rights, when will I receive shares of Common Stock purchased in the Rights Offering?
A:

We will deliver to the record holders who purchase shares of our Common Stock in the Rights Offering DRS statements representing the shares of Common Stock purchased in the Rights Offering as soon as practicable after the Expiration Date and Time, or such later date as to which the Rights Offering may be extended, and after all necessary calculations, pro rata allocations and adjustments have been completed. If you hold your shares of Common Stock in street name through a broker, dealer, custodian bank, or other nominee and you purchase shares of Common Stock in the Rights Offering, your account with your nominee will be credited with the shares you purchased in the Rights Offering as soon as practicable after the Expiration Date and Time, or such later date as to which the Rights Offering may be extended, and after all necessary calculations, pro rata allocations and adjustments have been completed.

Q:Will the subscription rights be listed on a stock exchange or national market?

A:

No. The subscription rights are non-transferable and will not be listed on any securities exchange or included in any automated quotation system. Therefore, there will be no market for the subscription rights.

Q:To whom should I send my forms and payment?

A:

The Subscription Agent for this Rights Offering is Equiniti Trust Company, LLC. If your shares of Common Stock are held in the name of a broker, dealer, custodian bank, or other nominee, then you should send your applicable subscription documents to your broker, dealer, custodian bank, or other nominee. If you are a record holder, then you should send your applicable subscription documents to the Subscription Agent by mail or overnight courier to the address set forth below:

Equiniti Trust Company, LLC

Attn: Corporate Actions Department

1110 Centre Pointe Curve, Suite 101

Mendota Heights, MN 55120

Delivery of your subscription documents to an address other than set forth above does not constitute a valid delivery.

We will pay the fees and expenses of the Subscription Agent and have agreed to indemnify the Subscription Agent with respect to certain liabilities that it may incur in connection with the Rights Offering.

You are solely responsible for timely completing the delivery to the Subscription Agent of your subscription documents, subscription rights certificate and payment. We urge you to allow sufficient time for delivery of your subscription materials.

Q:What should I do if I have other questions?

A:

If you have questions or need assistance, please contact D.F. King & Co., Inc., the Information Agent for the Rights Offering, by phone at (888) 605-1956 for stockholders or (646) 677-2515 for banks and brokers or by email at bloomia@dfking.com.

Key Dates for the Rights Offering

Record date	5:00 p.m., Central Standard Time, on February 16, 2026
Launch of Rights Offering and distribution of rights	10:00 a.m. Central Standard Time, on February 18, 2026
Expiration Date and Time	5:00 p.m., Central Standard Time, on March 27, 2026
Notice of guaranteed delivery due	5:00 p.m., Central Standard Time, on March 27, 2026

SUMMARY

This summary highlights information included elsewhere in this prospectus and does not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the information contained in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements”.

Overview

Bloomia Holdings, Inc. is a specialty agricultural (“ag”) company focused on making and managing its ag investments in the United States (“U.S.”) and internationally. The Company is the majority owner of Fresh Tulips USA LLC, TULP 24.1, LLC, Bloomia B.V., and its affiliated entities (collectively referred to as “Bloomia”). Bloomia is a significant producer of fresh cut tulips (“stems”) in the U.S. Bloomia operates greenhouses to hydroponically grow over 90,000,000 tulip stems primarily in its United States and South Africa locations. Bloomia operates from three strategically positioned locations in the United States, the Netherlands and South Africa, and also owns a 30% interest in a greenhouse business in Chile. Bloomia has invested in automation in its U.S. greenhouse in recent years that has increased production efficiency. Bloomia has historically sourced tulip bulbs from producers in the Netherlands, Chile, and New Zealand, which provides for year-round supply. Bulbs from the Southern Hemisphere are generally used from the end of August to early December, with the Northern Hemisphere produced bulbs used the remainder of the year. In the United States, Bloomia has established business relationships with prominent retailers. A small number of mass-market retailers in the U.S. have historically accounted for more than 85% of Bloomia’s total annual sales. Bloomia aims to offer premium tulip stems, the result of sourcing larger bulbs, that have a longer shelf life than imported stems. Growing tulip stems domestically allows for higher margins because the freight and duty costs for importing bulbs by sea have been substantially less than the costs associated with importing stems by air.

Recent Developments

On February 22, 2024, the Company acquired a majority interest in Bloomia B.V. for a total purchase price of $53,360,000. The consideration comprised of (i) approximately $22,800,000 aggregate borrowings under the Credit Agreement (as defined below); (ii) $12,750,275 pursuant to a bridge loan by and among Botman Bloembollen B.V. (“Botman”), Mr. W.J. Jansen (“Jansen”), Mr. H.J. Strengers (“Strengers” and, together with Botman and Jansen, collectively, the “Lenders”) and TULP 24.1, LLC  (the “Bridge Loan”); (iii) a second bridge loan in the principal amount of $2,700,000, and (iv) cash on hand. On January 19, 2026, we entered into that certain First Amendment to Bridge Loan Agreement whereby we negotiated an option to prepay the Bridge Loan in full at a discount in the aggregate amount of $7,330,000 at any time prior to April 15, 2026. We intend that the first use of proceeds from this Rights Offering will be to repay the Bridge Loan and to use the remaining net proceeds, if any, for working capital and for general corporate purposes. Please see “Use of Proceeds” for additional information.

On September 15, 2025, we entered into unsecured promissory notes (“Promissory Notes”) with Air T, Inc. (“Air T”), AO Partners I, L.P. (“AO Partners Fund”), and Gary S. Kohler (“Kohler” and together with Air T and AO Partners Fund, “Note Lenders”) for a total of $4,000,000. On August 15, 2024, we entered into an unsecured delayed draw term note (as amended and restated from time to time, “Delayed Draw Term Note” and together with the Promissory Notes, the “Related Party Notes”) with Air T pursuant to which Air T agreed to advance from time to time until August 15, 2026, but not on a revolving basis, up to $3,750,000 to fund our operations. The Related Party Notes had an outstanding balance of $6,612,000 on December 31, 2025.  Each Note Lender beneficially owns shares of the Company.  Please see “The Rights Offering Summary – Interests of Note Lenders in the Rights Offering” for additional information. Each Note Lender has indicated that it currently intends, but undertakes no obligation, to exercise all of its subscription rights distributed to it by us in the Rights Offering, as well as the over-subscription privilege, and that it reserves the right to pay some or all of the subscription price payable upon the exercise of any of its subscription rights through the cancellation of indebtedness for borrowed money owed by us to such Note Lender.

Corporate Information

Bloomia Holdings, Inc. is a Delaware corporation. The address of our principal executive offices is 5000 W. 36th Street Suite 220 Minneapolis, MN 55416, and our telephone number is (763) 392-6200. We maintain an internet website at www.bloomiaholdingco.com. Our website, and the information contained on or accessible through our website, is not incorporated by reference in this registration statement.

THE RIGHTS OFFERING SUMMARY

The following summary describes the principal terms of the Rights Offering, but it is not intended to be a complete description of the Rights Offering. See the information under the heading “The Rights Offering” in this prospectus for a more detailed description of the terms and conditions of the Rights Offering.

Subscription Rights

We will distribute to each stockholder of record as of close of business on the Record Date, either as a holder of record or, in the case of shares held of record by brokers, dealers, custodians or other nominees on your behalf, as a beneficial owner of those shares, at no charge, one non-transferable subscription right for one share of our Common Stock then owned. Each subscription right will entitle its holder to purchase 2.16 shares of our Common Stock. The subscription rights will be evidenced by a non-transferable subscription rights certificate. The registration statement of which this prospectus is a part is registering both the subscription rights and the shares of Common Stock that may be issued pursuant to the exercise of subscription rights.

Basic Subscription Right	Each subscription right will entitle the holder to purchase 2.16 shares of our Common Stock at a subscription price of $4.05 per whole share.
Over-Subscription Privilege

Each rights holder who elects to exercise its basic subscription right in full may also subscribe for additional shares of our Common Stock at the same subscription price per share. If an insufficient number of shares of our Common Stock is available to fully satisfy the over-subscription privilege requests, the available shares of Common Stock will be distributed proportionately among rights holders who exercised their over-subscription privilege based on the number of shares of Common Stock each rights holder subscribed for under the basic subscription right, subject to certain limitations. You must exercise your over-subscription privilege at the same time you exercise your basic subscription right in full. In exercising the over-subscription privilege, you must pay the full subscription price for all the shares you are electing to purchase. If you exercised your over-subscription privilege and are allocated less than all of the shares of our Common Stock for which you wished to subscribe, your excess payment for shares that were not allocated to you will be returned by check, without interest or deduction, as soon as practicable following the Expiration Date and Time, and after all necessary calculations, pro rata allocations and adjustments have been completed.

Subscription Price

The subscription price is $4.05 per whole share of Common Stock, payable (i) in cash, (ii) by delivering in lieu of cash the cancellation of an equivalent amount of any indebtedness for borrowed money (principal and/or accrued and unpaid interest) owed by the Company to the applicable rights holder, or (iii) by delivery of a combination of cash and such indebtedness. To be effective, any cash payment related to the exercise of a subscription right must be received by the Subscription Agent and must clear before the Expiration Date and Time. The subscription price does not necessarily bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth or any other established criteria used to value securities.

No Fractional Shares

No fractional shares of Common Stock will be issued upon the exercise of subscription rights in this Rights Offering. Any fractional shares of Common Stock created by the exercise of subscription rights will be rounded down to the nearest whole share.

Record Date	5:00 p.m., Central Standard Time, on February 16, 2026 (close of business).

Expiration Date and Time

5:00 p.m., Central Standard Time, on March 27, 2026, unless we extend the Subscription Period.  Rights not exercised before the Expiration Date and Time will be void and of no value and will cease to be exercisable for our Common Stock. We will not be obligated to honor your exercise of rights if the Subscription Agent receives the documents and payment of the subscription price relating to your exercise after the Expiration Date and Time, regardless of when you transmitted the documents, provided that if you wish to exercise rights, but you do not have sufficient time to deliver the rights certificate evidencing your rights to the Subscription Agent before the Expiration Date and Time, you may exercise your rights by guaranteed delivery procedures described under “The Rights Offering – Guaranteed Delivery Procedures”.  All payments in respect of the Subscription Price, whether in cash or by confirmation from the Company of cancellation of indebtedness for borrowed money owed to you by the Company, must be received by the Subscription Agent prior to the Expiration Date and Time, even if you intend to deliver the rights certificate evidencing your rights by Notice of Guaranteed Delivery.

Listing and Trading	Our Common Stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “TULP”. The rights will be non-transferable.
Procedure for Exercising Rights

To exercise your subscription rights, you must take the following steps:

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If you are a registered holder of our Common Stock, the Subscription Agent must receive your cash payment for each share of Common stock subscribed for pursuant to your subscription right at the subscription price of $4.05 per whole share and properly completed subscription rights certificate before 5:00 p.m., Central Standard Time, on March 27, 2026. You may deliver the documents and payments by first class mail, registered, certified or express mail, or overnight courier.  If regular mail is used for this purpose, we recommend using traceable or overnight mail, properly insured, with return receipt requested.
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If you are a beneficial owner of shares of Common Stock registered in the name of a broker, dealer, custodian bank, or other nominee, or if you would prefer that an institution conduct the transaction on your behalf, you should instruct your broker, dealer, custodian bank, or other nominee to exercise your subscription rights on your behalf and deliver all documents and payments to the Subscription Agent before the Expiration Date and Time. If you are a beneficial owner of shares of Common Stock registered in the name of a broker, dealer, custodian bank, or other nominee, your nominee may establish an earlier deadline before the Expiration Date and Time by which time you must provide the nominee with your instructions and deliver all documents and payments to exercise your subscription rights.
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If you wish to purchase shares of our Common Stock through the Rights Offering, please promptly contact any broker, dealer, custodian bank, or other nominee who is the record holder of your shares of Common Stock. We will ask your record holder to notify you of the Rights Offering. You should complete and return to your record holder the appropriate subscription documentation you receive from your record holder.
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If you wish to exercise your subscription rights but cannot deliver your rights certificate to the Subscription Agent prior to the expiration of this Rights Offering, you may follow the guaranteed delivery procedures described under “The Rights Offering – Guaranteed Delivery Procedures”.
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If you desire to pay some or all of the subscription price for your shares of Common Stock by delivering in lieu of cash the cancellation of an equivalent amount of indebtedness for borrowed money owed to you by the Company, you must contact the Company at:

5000 W. 36th Street, Suite 220

Minneapolis, MN 55416

Attention: Elizabeth E. McShane, Chief Financial Officer

Telephone: (763) 392-6200

as soon as practicable after the date of this prospectus (and in any event prior to exercising your subscription rights) so that the Company can in its sole and absolute discretion, (i) determine whether it considers such indebtedness for borrowed money to be valid and eligible for delivery in payment of some or all of the subscription price, and (ii) to coordinate the cancellation of indebtedness in exchange for issuances of Common Shares. As it may take some time for the Company to evaluate and respond to requests for the cancellation of indebtedness for borrowed money in full or partial payment of the subscription price and for the Company, thereafter, to coordinate with the Subscription Agent as to your exercise of your subscription rights, the Company strongly recommends that you start this process as soon as possible and not wait until the final days of the Subscription Period. Your delay in commencing this process may result in your being unable to timely exercise your subscription rights through the cancellation of indebtedness for borrowed money as full or partial payment of the subscription price, which in turn would result in your purported exercise of subscription rights to be paid for by such cancellation of indebtedness for borrowed money being rejected.

No Board Recommendation

Although the Rights Offering has been approved by the Board of Directors, neither the Company nor our Board of Directors is making any recommendation as to whether or not you should exercise your subscription rights.

No Revocation

All exercises of subscription rights are irrevocable, even if you later learn of information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase shares of Common Stock at a subscription price of $4.05 per whole share.

U.S. Federal Income Tax Consequences

Although the authorities governing transactions such as the Rights Offering are complex and unclear in certain respects (including with respect to the effects of the over-subscription privilege), we believe and intend to take the position that a holder’s receipt or exercise of rights should generally be non-taxable for U.S. federal income tax purposes. This position regarding the non-taxable treatment of the Rights Offering is, however, not binding on the IRS or the courts. You should consult your tax advisor as to the particular tax consequences to you of the receipt of rights in the Rights Offering and the exercise or lapse of the rights, including the applicability of any state, local or non-U.S. tax laws in light of your particular circumstances. For a more detailed discussion, see “Material U.S. Federal Income Tax Consequences”.

Issuance of Our Common Stock

DRS statements representing the shares of Common Stock purchased in the Rights Offering will be issued to the record holders as soon as practicable after the Expiration Date and Time, or such later date as to which the Rights Offering may be extended, and after all necessary calculations, pro rata allocations and adjustments have been completed.  If you hold your shares of Common Stock in street name through a broker, dealer, custodian bank, or other nominee and you purchase shares of Common Stock in the Rights Offering, your account with your nominee will be credited with the shares you purchased in the Rights Offering as soon as practicable after the Expiration Date and Time, or such later date as to which the Rights Offering may be extended, and after all necessary calculations, pro rata allocations and adjustments have been completed.

Use of Proceeds	Assuming the Rights Offering is fully subscribed for in cash, we expect to receive aggregate net cash proceeds from this offering of approximately $15,300,000,

after deducting $200,000 of estimated offering expenses incurred by us relating to the Rights Offering. If the Note Lenders exercise their subscription rights through the cancellation of the full amount of approximately $6,000,000 of indebtedness owed by the Company to the Note Lenders, and assuming the remainder of the Rights Offering is exercised by rights holders in full for cash, the net cash proceeds to us, after deducting estimated offering expenses, would be approximately $8,700,000. We intend that the first use of cash proceeds from this Rights Offering is to repay the Bridge Loan incurred to acquire Bloomia and to use the remaining net proceeds, if any, for working capital and for general corporate purposes. Please see “Use of Proceeds.”

Subscription Agent and Transfer Agent	Equiniti Trust Company, LLC.
Information Agent

D.F. King & Co., Inc. If you have any questions or need further information about this Rights Offering, please call the Information Agent at (888) 605-1956 for stockholders or (646) 677-2515 for banks and brokers. The Information Agent can be emailed at Bloomia@dfking.com.

Non-Transferability of Subscription Rights

The subscription rights may not be sold, transferred, assigned or given away to anyone, except that the subscription rights will be transferable by operation of law. The rights will not be listed for trading on any stock exchange or market.

Shares of Common Stock Outstanding Before the Rights Offering	1,773,119 shares of Common stock were issued and outstanding as of the Record Date.
Shares of Common Stock Outstanding After Completion of the Rights Offering

We expect approximately 5,600,000 shares of our Common Stock will be outstanding immediately after completion of the Rights Offering, assuming all subscription rights are exercised in full and no other changes in our shares of Common Stock outstanding after the Record Date.

Interests of Note Lenders in the Rights Offering

As of September 17, 2025, based on the Amended and Restated Schedule 13D/A filed with the SEC on September 17, 2025 by Air T, Air T beneficially owns greater than 10% of our outstanding Common Stock and, together with AO Partners Fund, is a member of a group of stockholders that collectively owns approximately 40% of our outstanding Common Stock (the “Air T Stockholder Group”).

Separately, Kohler indirectly holds greater than 5% of our outstanding Common Stock through BCCM Advisors, LLC, and has the power to direct the affairs of BCCM Advisors, LLC, including the voting and disposition of shares held in the name of BCCM Advisors, LLC.

Each Note Lender has indicated that it currently intends, but undertakes no obligation, to exercise all of the subscription rights distributed to it by the Company in the Rights Offering, as well as the over-subscription privilege, and that it reserves the right to pay some or all of the subscription price payable upon the exercise of any such subscription rights with indebtedness owed by the Company to such Note Lender (including any indebtedness then-outstanding pursuant to the Related Party Notes). We expect the total subscription price payable upon the exercise of all of such rights by the Note Lenders, excluding any additional subscription price that might be payable in cash in connection with any exercise by the Note Lenders of the over-subscription privilege, to be approximately $6,600,000. See “The Rights Offering—Participation of Our Directors, Executive Officers and Significant Stockholders”.

Interests of our Executive Officers and Directors in the Rights Offering

Our directors and executive officers who own shares of Common Stock are permitted, but not required, to participate in the Rights Offering on the same terms and conditions applicable to all holders of subscription rights. See “The

Rights Offering – Participation of Our Directors, Executive Officers and Significant Stockholders”.
Risk Factors

Before you exercise your subscription rights to purchase our Common Stock, you should carefully consider the risks described in the section entitled “Risk Factors”, beginning on page 16 of this prospectus.

RISK FACTORS

You should carefully consider the risks and uncertainties described below, together with the information included elsewhere in this prospectus and the risks, uncertainties, and other information incorporated by reference into this prospectus, including but not limited to the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in our Transition Report on Form 10-KT for the transition period ended June 30, 2025 and our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2025 and December 31, 2025, as well as the risks, uncertainties and other information described in our other filings with the SEC before making a decision to invest in the Rights Offering.

The risks and uncertainties described below and in the documents referred to in the preceding paragraph are those that we deem currently to be material, and do not represent all of the risks that we face. Additional risks and uncertainties not presently known to us or that we currently do not consider material may in the future become material and impair our business operations. If any of these risks actually occur, our business could be materially harmed, our financial condition, results of operations and prospects could be materially and adversely affected, and the value of our Common Stock could decline significantly. Please also read carefully the section entitled “Cautionary Statement Regarding Forward-Looking Statements”.

Risks Related to the Rights Offering

In the event that the Rights Offering does not close, or results in less proceeds than expected, we will have less liquidity and/or less deleveraging than expected, which could materially adversely affect our business, financial condition, results of operations and cash flows.

We expect the gross cash proceeds from the Rights Offering, together with any cancellation of indebtedness for borrowed money owed by the Company as payment of the subscription price in the Rights Offering, to be up to $15,500,000 in the aggregate, assuming full exercise by all stockholders of their rights; however, we can provide no assurance that we will receive the anticipated cash proceeds and cancellation of indebtedness from the Rights Offering or that the proportion of cash proceeds relative to cancelled indebtedness will be as anticipated. In the event that we do not receive the full proceeds expected from the Rights Offering or receive less cash proceeds than anticipated, whether due to a material adverse effect having impacted our business, market conditions having resulted in the abandonment or a delay in the Rights Offering, a general lack of participation in the Rights Offering, or other reasons, we will have less liquidity and/or less deleveraging than expected, which would exacerbate the risks described in this registration statement.

The subscription price for this Rights Offering is not necessarily an indication of the fair value of our Common Stock. No valuation consultant or investment banker has opined or is expected to opine upon the fairness or adequacy of the subscription price.

The subscription price was determined by management and approved by the Board of Directors. The price reflects a discount to the recent trading price of our Common Stock to incentivize participation. The subscription price is not necessarily related to our book value, results of operations, cash flows, financial condition or the future market value of our Common Stock. No valuation consultant or investment banker has opined or is expected to opine upon the fairness or adequacy of the subscription price. You should not necessarily consider the subscription price to be an indication of the fair value of the Common Stock to be offered in this Rights Offering. You should not assume or expect that, after the Rights Offering, our Common Stock will trade at or above the subscription price in any given time period. The market price of our Common Stock may decline after the Rights Offering. We cannot assure you that you will be able to sell the shares of our Common Stock purchased during the Rights Offering at a price equal to or greater than the subscription price. We do not intend to change the subscription price in response to changes in the trading price of our Common Stock prior to the closing of the Rights Offering. Once made, all exercises of subscription rights are irrevocable.

Stockholders who do not fully exercise their rights may have their interests diluted.

The Rights Offering will result in the issuance of additional shares of our Common Stock. If you choose not to fully exercise your rights prior to the expiration of the Rights Offering, your proportionate voting interest may be reduced and your relative ownership interest in us may be diluted. Rights holders who do not exercise their rights prior to the expiration of the Rights Offering will lose any value represented by their rights.

You may not revoke your subscription exercise and could be committed to buying shares of Common Stock above the prevailing market price.

Once you exercise your rights, you may not revoke the exercise. The public trading market price of our Common Stock may decline before the rights expire. If you exercise your rights, you will have committed to buying shares of our Common Stock potentially at a price above the prevailing market price. Moreover, you may be unable to sell your shares of Common Stock at a price equal to or greater than the subscription price you paid for such shares of Common Stock.

We may terminate the Rights Offering at any time prior to the expiration of the Subscription Period, and neither we nor the Subscription Agent will have any obligation to you except to return your exercise payments.

We may, in our sole discretion, decide not to continue with the Rights Offering or terminate the Rights Offering prior to the Expiration Date and Time. If the Rights Offering is terminated, the Subscription Agent will return all exercise payments by check, without interest or deduction, as soon as practicable after such termination.

The rights are not transferable, and there is no market for the rights.

You may not sell, transfer, assign or give away your rights, except that the subscription rights will be transferable by operation of law. Because the rights are non-transferable, there is no market or other means for you to directly realize any value associated with the rights. You must exercise the rights to realize any potential value from your rights.

You must act promptly and follow instructions carefully if you want to exercise your rights.

Eligible participants and, if applicable, brokers, dealers, custodian banks, or other nominees acting on their behalf, who desire to purchase Common Stock in the Rights Offering must act promptly to ensure that all required rights certificates are actually received prior to the Expiration Date and Time and that all payments are actually received prior to the payment deadline by the Subscription Agent. The time period to exercise rights is limited. If you or your broker fail to complete and sign the required rights certificates, send an incorrect payment amount or otherwise fail to follow the procedures that apply to the exercise of your rights, we may, depending on the circumstances, reject your exercise of rights or accept it only to the extent of the payment received. Neither we nor the Subscription Agent will contact you concerning, or will attempt to correct, an incomplete or incorrect rights certificate or payment, or will contact you concerning whether a broker, dealer, custodian bank, or other nominee holds rights on your behalf.

The Subscription Agent has the sole discretion to determine whether an exercise properly follows the procedures that apply to the exercise of your rights.

Significant sales of our Common Stock, or the perception that significant sales may occur in the future, could adversely affect the market price for our Common Stock.

The sale of substantial amounts of our Common Stock could adversely affect the price of our Common Stock. Sales of substantial amounts of our Common Stock in the public market, and the availability of shares of our Common Stock for future sale, including shares of our Common Stock to be issued in this Rights Offering, could cause the market price of our Common Stock to remain low for a substantial amount of time. We cannot foresee the impact of such potential sales on the market, but it is possible that if a significant percentage of such available shares of Common Stock were attempted to be sold within a short period of time, the market for shares of our Common Stock would be adversely affected. Even if a substantial number of sales do not occur within a short period of time, the mere existence of this “market overhang” could have a negative impact on the market for our Common Stock and our ability to raise additional capital. Any disposition by Note Lenders, or any other substantial stockholders, of our Common Stock in the public market, or the perception that such dispositions could occur, could adversely affect prevailing market prices of our Common Stock.

You will not be able to sell the shares of Common Stock you buy in the Rights Offering until you receive your DRS statement or your account is credited with the Common Stock.

If you are a record holder and purchase shares of Common Stock in the Rights Offering by submitting a subscription rights certificate and payment, we will mail you a DRS statement as soon as practicable after the Expiration Date and Time, or such later date as to which the Rights Offering may be extended, and after all necessary calculations, pro rata allocations and adjustments have been completed. If your shares of Common Stock are held by a broker, dealer, custodian bank, or other nominee and you purchase shares of Common Stock in the Rights Offering, your account with your nominee will be credited with the shares of our Common Stock you purchased in the Rights Offering as soon as practicable after the Expiration Date and Time, or such later date as to which the Rights Offering may be extended, and after all necessary calculations, pro rata allocations and adjustments have been completed. Until your DRS statements have been delivered or your account is credited, you may not be able to sell your shares of Common Stock even though the Common Stock issued in the Rights Offering will be listed for trading on Nasdaq. The stock price may decline between the time you decide to sell your shares of Common Stock and the time you are actually able to sell your shares of Common Stock.

We have broad discretion in the use of the net proceeds from this Rights Offering and may not use them effectively.

We negotiated an amendment to the Bridge Loan whereby we have an option to prepay the Bridge Loan in full at a discount in the aggregate amount of USD $7,330,000 at any time prior to April 15, 2026. Assuming that we raise sufficient cash proceeds from the Rights Offering to do so, we intend that the first use of proceeds from this Rights Offering will be to repay the Bridge Loan in full at a discount in the aggregate amount of $7,330,000 and to use the remaining net proceeds, if any, for working capital and for general corporate purposes. We will have broad discretion in determining how the remaining net proceeds from the Rights Offering will be used. Our flexibility in the use of the remaining net proceeds may result in increased risks to the investors in the Rights Offering. Our stockholders may not agree with the manner in which we choose to allocate and spend the net proceeds. Further, if we do not raise sufficient cash proceeds from the Rights Offering, we may not be able to take advantage of the discounted payoff amount under the Bridge Loan.

Because no minimum subscription is required and because we do not have formal commitments from our stockholders for the entire amount we seek to raise pursuant to the Rights Offering, we cannot assure you of the amount of proceeds that we will receive from the Rights Offering.

No minimum subscription is required for consummation of the Rights Offering. It is also possible that no over-subscription rights will be exercised in connection with the Rights Offering. As a result, we cannot assure you of the amount of proceeds that we will receive in the Rights Offering. Therefore, if you exercise all or any portion of your rights, but other holders do not, we may not raise the desired amount of capital in the Rights Offering, the market price of our Common Stock could be adversely impacted and we may, depending on the then-existing facts, find it necessary to pursue alternative means of financing, which may be dilutive to your investment.

This Rights Offering may limit our ability to use some or all of our net operating loss carryforwards in the future.

As a result of prior operating losses, we have net operating loss, or “NOL,” carryforwards for federal income tax purposes. Our ability to utilize our NOL carryforwards to reduce taxable income in future years could become subject to significant limitations under Section 382 (“Section 382”) of the Internal Revenue Code of 1986, as amended (the “Code”), if we undergo an ownership change as determined under Section 382. We would undergo an ownership change under Section 382 if, among other things, the stockholders who own, directly or indirectly, 5% or more of our Common Stock, or are otherwise treated as “5% stockholders” under Section 382 and the regulations promulgated thereunder, increase their aggregate percentage ownership of our Common Stock by more than 50 percentage points over the lowest percentage of the stock owned by these stockholders at any time during the testing period, which is generally the three-year period preceding the potential ownership change.

In the event of an ownership change, Section 382 imposes an annual limitation on the amount of taxable income a corporation may offset with NOL carryforwards. The annual limitation is generally equal to the value of the stock of the corporation immediately before the Section 382 ownership change, multiplied by the long-term tax-exempt rate for the month in which the ownership change occurs (the long-term tax-exempt rate for 2026 is 3.51%). Any unused annual limitation may generally be carried over to later years until the NOL carryforwards expire. If we undergo an ownership change under Section 382 in connection with or after this Rights Offering, our ability to utilize NOLs and other tax attributes could be further limited by Section 382. Also, even if this Rights Offering does not cause an ownership change, it could increase the likelihood that we may undergo an ownership change for purposes of Section 382 in the future. Ownership changes that have occurred in the past or that may occur in the future could result in the imposition of an annual limit on the amount of pre-ownership change NOLs and other tax attributes we can use to reduce taxable income, potentially increasing and accelerating our liability for income taxes.

RISKS RELATED TO OUR STOCK AND STOCK PRICE

Changes in our sales, margins, operating income, earnings per share, cash flows, and/or other results of operations could have a material adverse effect on the market price of our Common Stock, which subsequently could lead to litigation.

Numerous factors affect our sales, margins, operating income, earnings per share, cash flows, and other financial results, including unseasonable weather conditions, product acceptance, the retail price of our tulips, flower trends, customer traffic with our retail partner stores, economic conditions in general, including inflation and consumer confidence, fluctuations in currency exchange rates, macro-economic conditions, and our success in and the cost of executing our business strategies.

Unseasonable weather, particularly in the Netherlands, where the majority of our tulip bulb stock is gown, could result in lower bulb yields and higher bulb prices.  Our sales, margins, operating income, earnings per share, cash flows, and other financial results have fluctuated significantly in recent years due to unusually wet conditions in the Netherlands in 2024, resulting in decreased yields and increased bulb prices in 2025. Additionally, unseasonably warm or cold temperatures can make heating and cooling our greenhouses challenging, leading to higher costs and lower profitability.

Our share price may be volatile.

Our Common Stock is quoted on Nasdaq. Stock markets in general have experienced, and are likely to continue to experience, price and volume fluctuations, which could have a material adverse effect on the market price of our Common Stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results, other risk factors identified here, the overall economy, legislative, regulatory and other actions resulting from the Presidential administration or U.S. Congress, and the geopolitical environment could individually or in aggregation cause the price of our Common Stock to fluctuate substantially.

We have no current plans to pay cash dividends on our Common Stock for the foreseeable future.

We have no current plans to pay cash dividends on our Common Stock for the foreseeable future. Declarations of cash dividends, and the establishment of future record and payment dates, are at the discretion of our Board of Directors based on a number of factors, including future financial performance, general business and market conditions, and other investment priorities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended, including but not limited to statements relating to the Company’s strategic initiatives and results of operations, including net income (loss) per share, adjusted net income (loss) per diluted share, our ability to consummate the Rights Offering, our expectations related to the use of the net cash proceeds from the Rights Offering, our ability to implement the use of proceeds as currently expected, and our ability to achieve the anticipated benefits of such use of proceeds. Forward-looking statements typically are identified by use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “future,” “intend,” “likely,” “may,” “plan,” “project,” “will” and similar expressions, although some forward-looking statements are expressed differently. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company’s filings with the SEC, including in its Transition Report on Form 10-KT for the transition period ended June 30, 2025, which is incorporated by reference herein.

Included among the risks and uncertainties that could cause actual results and performance to differ materially include the following: (1) our ability to complete the Rights Offering and the level of participation in, and corresponding proceeds received from us from, the Rights Offering (2) our ability to compete, (3) concentration of revenue among a small number of customers, (4) dependency on Dutch tulip bulbs, (5) changes in interest rates, (6) ability to comply with the requirements of our credit agreement and operate within its restrictions, (7) economic and market conditions that may restrict or delay appropriate or desirable opportunities, (8) our ability to develop and maintain necessary processes and controls relating to our businesses, (9) reliance on one or a small number of employees, (10) our ability to generate enough cash or secure enough capital to execute our business plans, (11) our ability to obtain seasonal workers, (12) other economic, international, business, market, financial, competitive and/or regulatory factors affecting the Company’s businesses generally, (13) exchange rate fluctuations, (14) tariffs; and (15) the availability of additional capital on desirable terms, if at all.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements, which speak only as of the date they were made. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included and incorporated by reference in this prospectus, particularly in the “Risk Factors” section. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, collaborations, joint ventures or investments that we may make or enter into. You should read this prospectus and the information incorporated by reference herein completely and with the understanding that our actual future results may be materially different from what we expect. We assume no responsibility to update these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

DIVIDEND POLICY

The Company has not historically paid dividends, other than two one-time special dividends declared in 2011 and 2016. We have no current plans to pay any cash dividends on our Common Stock for the foreseeable future. Declarations of cash dividends are at the discretion of our Board of Directors based on several factors, including financial condition and business plans.

DILUTION

Purchasers of shares of Common Stock in the Rights Offering will experience an immediate dilution of the net tangible book value per share of our Common Stock. Our net tangible book value as of December 31, 2025 was approximately $(21,381,000), a net liability, or approximately $(12.06) per share of Common Stock (based upon 1,773,000 shares of our Common Stock outstanding as of December 31, 2025). Net tangible book value per share is equal to our total net tangible book value, which is our total tangible assets less our total liabilities, divided by the number of shares of our outstanding Common Stock. Total tangible assets exclude goodwill and intangible assets.

Dilution per share of Common Stock equals the difference between the amount purchasers paid per share of Common Stock in the Rights Offering and the net tangible book value per share of our Common Stock immediately after the Rights Offering.

Based on the sale by us in the Rights Offering of a maximum of 3,827,160 shares of Common Stock at the subscription price of $4.05 per share, our pro forma net tangible book value as of December 31, 2025 would have been approximately $(5,881,000), or $(1.05) per share. This represents an immediate increase in pro forma net tangible book value to existing stockholders of $11.01 per share and an immediate dilution in pro forma net tangible book value of $3.00 per share to purchasers in the Rights Offering. The following table illustrates this pro forma per-share dilution:

Subscription price		$4.05
Net tangible book value per common share as of December 31, 2025, before giving effect to the Rights Offering (1)	$(12.06)
Increase in pro forma net tangible book value per common share to purchasers in the Rights Offering	$11.01
Pro forma net tangible book value per common share as of December 31, 2025 after giving effect to the Rights Offering		$(1.05)
Dilution in pro forma net tangible book value per common share attributable to the Rights Offering		$3.00
(1)	Net tangible book value per common share excludes the minority interest in Bloomia that is not owned or controlled by the Company.

The information above is based on 1,773,000 shares of our Common Stock outstanding as of December 31, 2025.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and consolidated capitalization as of December 31, 2025, on:

●	an actual basis;
●	an adjusted basis to give effect to the Rights Offering and the use of the net cash proceeds therefrom as described under “Use of Proceeds” assuming that all stockholders exercise all of their subscription rights in full and pay their entire subscription prices in cash; and
●	an alternative adjusted basis to give effect to the Rights Offering and the use of the net cash proceeds therefrom as described under “Use of Proceeds” assuming that (i) each Note Lender exercises all of its subscription rights in full and pays its entire subscription price through the cancellation of indebtedness in lieu of cash, and (ii) all other stockholders exercise all of their subscription rights in full and pay their entire subscription prices in cash.

The as adjusted information set forth below is illustrative only and will be adjusted based on the number of shares of Common Stock actually sold. You should read this information in conjunction with our consolidated financial statements and notes thereto incorporated by reference into this prospectus.

	December 31, 2025
	Actual	All Cash	Cash/Debt
Cash and cash equivalents	$1,209,000	$16,509,000	$9,897,000
Long-term debt (including current portion):
Related party notes payable	6,612,000	6,612,000	—
Seller notes payable, including PIK interest	15,594,000	15,594,000	15,594,000
Revolving credit facility	10,000,000	10,000,000	10,000,000
Term loan	14,850,000	14,850,000	14,850,000
Other long-term debt	197,000	197,000	197,000
Total indebtedness	47,253,000	47,253,000	40,641,000
Stockholders' equity
Common stock	17,000	55,000	55,000
Additional paid-in capital	16,314,000	31,776,000	31,776,000
Accumulated other comprehensive income	822,000	822,000	822,000
Accumulated deficit	(10,038,000)	(10,038,000)	(10,038,000)
Total stockholders' equity	7,115,000	22,615,000	22,615,000
Total capitalization	$54,368,000	$69,868,000	$63,256,000

USE OF PROCEEDS

We estimate that the net cash proceeds to us from the sale of shares of Common Stock offered in the Rights Offering, after deducting estimated offering expenses, would be approximately $15,300,000 if the Rights Offering is fully subscribed for by all stockholders in cash. Each Note Lender has indicated that it currently intends, but undertakes no obligation, to exercise all of its subscription rights distributed to it by us in the Rights Offering, as well as the over-subscription privilege, and that it reserves the right to pay some or all of the subscription price payable upon the exercise of any of its subscription rights through the cancellation of indebtedness for borrowed money owed by us to such Note Lender. If the Note Lenders exercise their subscription rights through the cancellation of the full amount of approximately $6,600,000 of indebtedness owed by the Company to the Note Lenders, and assuming the remainder of the Rights Offering is exercised by rights holders in full for cash, the net cash proceeds to us, after deducting estimated offering expenses, would be approximately $8,700,000. Any subscription price paid through the cancellation of indebtedness will not result in net proceeds to us, but would reduce our aggregate outstanding indebtedness.

Assuming we raise sufficient cash proceeds from the Rights Offering to do so, we intend that the first use of cash proceeds from this Rights Offering will be to repay the Bridge Loan and to use the remaining net proceeds, if any, for working capital and for general corporate purposes.

On January 19, 2026, we entered into that certain First Amendment to Bridge Loan Agreement whereby we negotiated an option with the Lenders to prepay the Bridge Loan in full at a discount in the aggregate amount of USD $7,330,000 at any time prior to April 15, 2026. The Bridge Loan initially bore interest at 8% per annum for the first year and thereafter increases annually by 2 percentage points upon each of the four anniversaries thereafter and, prior to our agreement with the Lenders to prepay the Bridge Loan at a discount, it was set to mature on March 24, 2029. As of December 31, 2025, no principal had been paid, $85,000 cash interest had been paid, and $2,843,000 of interest expense was accrued under the Bridge Loan Agreement.

Our management will retain broad discretion over the allocation of the net cash proceeds of the Rights Offering. The precise amounts and timing of our use of the net cash proceeds will depend upon market conditions and the availability of other funds, among other factors. See “Risk Factors – Risks Related to the Rights Offering – We have broad discretion in the use of the net proceeds from this Rights Offering and may not use them effectively.”.

PUBLIC MARKET FOR OUR COMMON STOCK

Our Common Stock trades on Nasdaq under the symbol “TULP”. As of December 31, 2025, we had approximately 50 holders of record of our Common Stock. Because many of our shares of Common Stock are held by brokers and other institutions on behalf of stockholders, this number is not indicative of the total number of stockholders represented by these stockholders of record. As of December 31, 2025, there were 1,773,119 shares of our Common Stock outstanding. On February 6, 2026, the last reported sales price of our Common Stock as reported by Nasdaq was $4.80 and the high and low sales prices for shares of our Common Stock as reported by Nasdaq were $4.99 and $4.28, respectively.

Transfer Agent and Registrar

The Transfer Agent and registrar for our Common Stock is Equiniti Trust Company, LLC.

THE RIGHTS OFFERING

The following summary contains basic information about our Common Stock and the Rights Offering and is not intended to be complete. It does not contain all the information that may be important to you. Before deciding whether to exercise your subscription rights, you should carefully read this prospectus, including the information set forth under the heading “Risk Factors” and the information that is incorporated by reference into this prospectus. For a more complete understanding of our Common Stock, you should read the section entitled “Description of Capital Stock” in this prospectus.

The Subscription Rights

We will distribute to each holder of our Common Stock who is a record holder of our Common Stock as of close of business on the Record Date, which is February 16, 2026, either as a holder of record or, in the case of shares held of record by brokers, dealers, custodian banks or other nominees on your behalf, as a beneficial owner of those shares, at no charge, one non-transferable subscription right for each share of our Common Stock owned, for a total of approximately 1,773,000 subscription rights. The subscription rights will be evidenced by non-transferable subscription rights certificates. Each subscription right will allow you to purchase 2.16 shares of our Common Stock at a price of $4.05 per whole share. If you elect to exercise your basic subscription right in full, you may also subscribe, at the subscription price, for additional shares of our Common Stock under your over-subscription privilege to the extent that other rights holders do not exercise their basic subscription rights in full, subject to certain limitations. If a sufficient number of shares of our Common Stock is unavailable to fully satisfy the over-subscription privilege requests, the available shares of Common Stock will be sold pro rata among subscription rights holders who exercised their over-subscription privilege based on the number of shares of Common Stock each subscription rights holder subscribed for under the basic subscription right.

If you hold your shares of Common Stock in a brokerage account or through a dealer or other nominee, please see the information included below the heading “The Rights Offering — Beneficial Owners”.

Reasons for the Rights Offering

On January 22, 2026, the Board of Directors approved the Rights Offering following its determination on December 17, 2025 that it is in the best interests of the Company and its stockholders. The Rights Offering is being made to raise capital to reduce indebtedness, for general corporate purposes, and to more generally strengthen the Company’s balance sheet (including through a reduction of the Company’s indebtedness). See “Use of Proceeds”.

Subscription Price

The subscription price was determined by management and approved by the Board of Directors. The price reflects a discount to the recent trading price of our Common Stock to incentivize participation. The subscription price does not necessarily bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth or any other established criteria used to value securities. No valuation consultant or investment banker has opined or is expected to opine upon the fairness or adequacy of the subscription price. You should not consider the subscription price to necessarily be an indication of the fair value of the Common Stock to be offered in this Rights Offering. You should not assume or expect that, after the Rights Offering, our Common Stock will trade at or above the subscription price in any given time period. The market price of our Common Stock may decline after the Rights Offering. We cannot assure you that you will be able to sell the shares of our Common Stock purchased during the Rights Offering at a price equal to or greater than the subscription price. You should obtain a current price quote for our Common Stock before exercising your subscription sights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of the Rights Offering. Once made, all exercises of subscription rights are irrevocable. For a discussion of recent trading prices of our Common Stock on Nasdaq, see “Public Market for Our Common Stock”.

Conditions, Amendment, Withdrawal and Termination

Our obligation to consummate the Rights Offering is conditioned upon, among other things, Nasdaq approving for listing, subject to official notice of issuance, the shares of our Common Stock issuable upon exercise of the subscription rights. We may terminate, amend or modify the Rights Offering, in whole or in part, at any time before completion of the Rights Offering. If we make any fundamental change to the terms of the Rights Offering after the date of effectiveness of this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included and offer subscribers the opportunity to cancel their subscriptions. In such event, all subscription payments will be returned to each stockholder subscribing to purchase shares in the Rights Offering, and we will recirculate an amended prospectus after the post-effective amendment is declared effective with the SEC. If we extend the Subscription Period of the Rights Offering in connection with any post-effective amendment, we will allow holders of rights a reasonable period of additional time to make new investment decisions on the basis of the new information set forth in the amended prospectus that will form a part of the post-effective amendment. In such event, we will issue a press release announcing the changes to the Rights Offering and the new Rights Offering expiration date. The terms and conditions of the Rights Offering cannot be modified or amended after the Expiration Date and Time.

In addition, we reserve the right to withdraw and terminate the Rights Offering at any time for any reason. We also may terminate the Rights Offering at any time before its completion if our Board of Directors decides to do so in its sole discretion. If we terminate the Rights Offering, we will issue a press release notifying stockholders of the termination.

If the Rights Offering is terminated, in whole or in part, all affected subscription rights will expire without value and (i) all subscription payments received by the Subscription Agent will be returned promptly by check, without interest or deduction and (ii) any evidence of indebtedness for borrowed money we are holding in escrow will be returned to the holder thereof. See also “The Rights Offering – Termination of the Rights Offering”.

Effect of Rights Offering on Existing Stockholders

The ownership interests and voting interests of the existing stockholders who do not exercise their subscription rights may be diluted.

See “Questions and Answers About the Rights Offering”.

Basic Subscription Rights and Over-Subscription Privilege

Your subscription rights entitle you to basic subscription rights and an over-subscription privilege.

Basic Subscription Rights. With your basic subscription rights, you may purchase 2.16 shares of our Common Stock per subscription right, upon delivery of the required documents and payment of the subscription price of $4.05 per whole share, (i) in cash, (ii) by delivering in lieu of cash the cancellation of an equivalent amount of any indebtedness for borrowed money (principal and/or accrued and unpaid interest) owed to you by the Company, or (iii) by delivery of a combination of cash and such indebtedness. You are not required to exercise all of your subscription rights. The Subscription Agent will deliver to the record holders who purchase shares of Common Stock in the Rights Offering DRS statements representing the shares of Common Stock that they purchased as soon as practicable after the Expiration Date and Time, or such later date as to which the Rights Offering may be extended, and after all necessary calculations, pro rata allocations and adjustments have been completed. If your shares of Common Stock are held by a broker, dealer, custodian bank, or other nominee and you purchase shares of Common Stock in the Rights Offering, your account with your nominee will be credited with the shares of Common Stock you purchased in the Rights Offering as soon as practicable after the Expiration Date and Time, or such later date as to which the Rights Offering may be extended, and after all necessary calculations, pro rata allocations and adjustments have been completed.

Over-Subscription Privilege. In addition to your basic subscription right, you may subscribe for additional shares of our Common Stock, upon delivery of the required documents and payment of the subscription price of $4.05 per whole share, (i) in cash, (ii) by delivery in lieu of cash the cancellation of an equivalent amount of principal and accrued and unpaid interest of any indebtedness for borrowed money owed by the Company to you, or (iii) by delivery of a combination thereof, before the expiration of the Rights Offering. You may only exercise your over-subscription privilege if you exercised your basic subscription right in full, including payment of the subscription price therefor, and other holders of subscription rights do not exercise their basic subscription rights in full. The Subscription Agent will deliver to the record holders who purchase shares of Common Stock in the Rights Offering DRS statements representing the shares of Common Stock that they purchased with the over-subscription privilege as soon as practicable after the Expiration Date and Time, or such later date as to which the Rights Offering may be extended, and after all necessary calculations, pro rata allocations and adjustments have been completed. If your shares of Common Stock are held by a broker, dealer, custodian bank, or other nominee and you purchase shares of Common Stock in the Rights Offering, your account with your nominee will be credited with the shares of Common Stock you purchased with the over-subscription privilege as soon as practicable after the Expiration Date and Time, or such later date as to which the Rights Offering may be extended, and after all necessary calculations, pro rata allocations and adjustments have been completed.

Pro Rata Allocation. If there are not enough shares of our Common Stock to satisfy all subscriptions made under the over-subscription privilege, we will allocate the remaining shares of our Common Stock pro rata, after eliminating all fractional shares, among those over-subscribing rights holders. “Pro rata” means in proportion to the number of shares of our Common Stock that you and the other subscription rights holders have purchased by exercising your basic subscription rights. If there is a pro rata allocation of the remaining shares of our Common Stock and you receive an allocation of a greater number of shares of Common Stock than you subscribed for under your over-subscription privilege, then we will allocate to you only the number of shares of Common Stock for which you subscribed. We will allocate the remaining shares of Common Stock among all other holders exercising their over-subscription privileges.

Full Exercise of Basic Subscription Rights. You may exercise your over-subscription privilege only if you exercise your basic subscription rights in full. To determine if you have fully exercised your basic subscription rights, we will consider only the basic subscription rights held by you in the same capacity. For example, suppose that you were granted subscription rights for shares of our Common Stock that you own individually and shares of our Common Stock that you own collectively with your spouse. If you wish to exercise your over-subscription privilege with respect to the subscription rights you own individually, but not with respect to the subscription rights you own collectively with your spouse, you only need to fully exercise your basic subscription rights with respect to your individually owned subscription rights. You do not have to subscribe for any shares of Common Stock under the basic subscription rights owned collectively with your spouse to exercise your individual over-subscription privilege.

When you complete the portion of your subscription rights certificate to exercise your over-subscription privilege, you will be representing and certifying that you have fully exercised your subscription rights as to shares of our Common Stock that you hold in that capacity. You must exercise your over-subscription privilege at the same time you exercise your basic subscription rights in full.

Return of Excess Payment

If you exercised your over-subscription privilege and are allocated less than all of the shares of our Common Stock for which you wished to subscribe, your excess payment for shares of Common Stock that were not allocated to you will be returned to you by check, without interest or penalty, as soon as practicable after the Expiration Date and Time, and after all necessary calculations, pro rata allocations and adjustments have been completed. The Subscription Agent will deliver to the record holders who purchase shares of Common Stock in the Rights Offering DRS statements representing the shares of Common Stock that you purchased as soon as practicable after the Expiration Date and Time, and after all necessary calculations, pro rata allocations and adjustments have been completed.

Participation of Our Directors, Executive Officers and Significant Stockholders

Each Note Lender has indicated that it currently intends, but undertakes no obligation, to exercise all of the subscription rights distributed to it by us in the Rights Offering, as well as the over-subscription privilege. Our directors and executive officers who own shares of Common Stock are permitted, but not required, to participate in the Rights Offering on the same terms and conditions applicable to all holders of subscription rights. Each director and executive officer may determine, in their sole discretion, not to participate in the Rights Offering. Any director or executive officer who exercises the rights distributed in the Rights Offering will pay $4.05 per whole share, the same subscription price paid by all other holders who exercise their subscription rights in the Rights Offering.

Method of Subscription – Exercise of Rights

Subscription rights are evidenced by subscription rights certificates, which may be physical certificates but will more likely be electronic certificates issued through the facilities of DTC. Except as described below under “Foreign Restrictions”, the subscription rights certificates will be mailed to the Record Date stockholders or, if a Record Date stockholder’s shares of Common Stock are held by a depository or nominee on his, her or its behalf, to such depository or nominee. Subscription rights may be exercised by completing and signing the subscription rights certificate that accompanies this prospectus together with any required signature guarantees and mailing it in the envelope provided, or otherwise delivering the completed and duly executed subscription rights certificate to the Subscription Agent, together with payment in full of the subscription price by delivery of cash and/or by indicating the cancellation of indebtedness for borrowed money (in accordance with the Instructions for Use of Non-Transferable Subscription Rights Certificates that accompanied the mailing of this prospectus, and subject to the Company’s determination, in its sole and absolute discretion, of validity and eligibility of such indebtedness for borrowed money), and any other supplemental documentation requested, by the Expiration Date and Time, unless delivery of the subscription rights certificate is effected pursuant to the guaranteed delivery procedures. See “The Rights Offering – Method of Payment”.

Completed subscription rights certificates and related cash payments must be received by the Subscription Agent prior to the Expiration Date and Time, at the Subscription Agent’s address set forth below, unless delivery of the subscription rights certificate is effected pursuant to the guaranteed delivery procedures described below.

Method of Payment

A participating subscription rights holder may send the subscription rights certificate together with cash payment for the shares of offered Common Stock subscribed for in the Rights Offering to the Subscription Agent based on the subscription price of $4.05 per whole share of offered Common Stock. Except as described below under “Guaranteed Delivery Procedures”, to be accepted, the cash payment, together with a properly completed and executed subscription rights certificate and any other supplemental documentation requested, must be received by the Subscription Agent at the Subscription Agent’s address set forth below (see “The Rights Offering – Delivery of Subscription Materials and Payment”), prior to the Expiration Date and Time in accordance with the Instructions for Use of Non-Transferable Subscription Rights Certificates that accompanied the mailing of this prospectus.

If you would like to pay some or all of the subscription price for your shares of Common Stock by delivery, in lieu of cash, the cancellation of an equivalent amount of indebtedness for borrowed money owed to you by the Company, you must contact the Company at:

5000 West 36th Street, Suite 220

Minneapolis, MN 55416

Attention: Elizabeth E. McShane, Chief Financial Officer

Telephone: (763) 392-6200

as soon as practicable after the date of this prospectus (and in any event prior to exercising your subscription rights) so that the Company can in its sole and absolute discretion, (i) determine whether it considers such indebtedness for borrowed money to be valid and eligible for delivery in payment of some or all of the subscription price and (ii) coordinate the cancellation of indebtedness in exchange for the issuance of Common Shares. As it may take some time for the Company to evaluate and respond to requests for the cancellation of indebtedness for borrowed money in full or partial payment of the subscription price and for the Company, thereafter, to coordinate with the Subscription Agent as to your exercise of your subscription rights, the Company strongly recommends that you start this process as soon as possible and not wait until the final days of the Subscription Period. Your delay in commencing this process may result in your being unable to timely exercise your subscription rights through the cancellation of indebtedness for borrowed money as full or partial payment of the subscription price, which in turn would result in your purported exercise of subscription rights to be paid for by such cancellation of indebtedness for borrowed money being rejected.

Upon the Company’s determination, in its sole and absolute discretion, that it considers such indebtedness for borrowed money to be valid and eligible for cancellation in payment of some or all of the subscription price, except as described below under “Guaranteed Delivery Procedures”, and subject to the receipt of any other supplemental documentation requested by the Company, at the Company’s address set forth above prior to the Expiration Date and Time, the Company will coordinate with the Subscription Agent as to your exercise of your subscription rights.

DO NOT SEND SUBSCRIPTION RIGHTS CERTIFICATES, NOTICES OF GUARANTEED DELIVERY OR CASH PAYMENTS DIRECTLY TO THE COMPANY.

All cash payments by a participating subscription rights holder must be made in U.S. dollars payable to “Equiniti Trust Company, LLC (acting as Subscription Agent for Bloomia Holdings, Inc.)” in accordance with the payment instructions set forth in the rights certificate. See “The Rights Offering – Delivery of Subscription Materials and Payment” for more information on payment methods for the subscription rights. The Subscription Agent will hold all cash funds received from subscribing stockholders in a segregated account until we issue your shares of our Common Stock to you upon consummation of the Rights Offering or the withdrawal or termination of the Rights Offering.

The method of delivery of subscription rights certificates and payment of the subscription price will be at the election and risk of the participating subscription rights holders, but if sent by mail, it is recommended that such certificates and payments be sent by traceable or registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and clearance of payment prior to the Expiration Date and Time.

Whichever of the methods described above is used, issuance of the shares of Common Stock purchased is subject to (1) receipt of actual payment of the subscription price, or (2) confirmation of valid evidence (as determined by the Company in its sole and absolute discretion) and cancellation of an equivalent amount of principal and/or accrued and unpaid interest of indebtedness for borrowed money owed by the Company.

If a participating subscription rights holder who subscribes for shares of Common Stock as part of the subscription right does not make payment of any amounts due by the Expiration Date and Time, the Subscription Agent reserves the right to take any or all of the following actions: (i) reallocate the shares of Common Stock to other participating subscription rights holders; (ii) apply any payment actually received by it from the participating subscription rights holder toward the purchase of the greatest whole number of shares of Common Stock which could be acquired by such participating subscription rights holder upon exercise of the subscription right; and/or (iii) exercise any and all other rights or remedies to which it may be entitled, including the right to set off against payments actually received by it with respect to such subscribed for shares of Common Stock.

All questions concerning the timeliness, validity, form and eligibility of any subscription payment and exercise of subscription rights will be determined by the Subscription Agent, whose determinations will be final and binding. The Subscription Agent, in its sole and absolute discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Subscription Agent determines in its sole discretion. Neither we, nor the Subscription Agent, nor the Information Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of subscription rights certificates or incur any liability for failure to give such notification.

Participating subscription rights holders will have no right to rescind their subscription after receipt of their payment for shares of Common Stock.

Receipt of Payment

Your payment will be considered received by the Subscription Agent only upon receipt by the Subscription Agent of your subscription price in accordance with the payment instructions set forth in the rights certificate.

Missing or Incomplete Information

If you hold your shares of Common Stock in the name of a broker, dealer, custodian bank, or other nominee, the nominee will exercise the subscription rights on your behalf in accordance with your instructions. Your nominee may establish a deadline that may be before the Expiration Date and Time that we have established for the Rights Offering. If you send a payment that is insufficient to purchase the number of shares of Common Stock you requested, or if the number of shares of Common Stock you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares of Common Stock under the over-subscription privilege and the elimination of fractional shares of Common Stock. Any excess subscription payments received by the Subscription Agent will be returned by check, without interest or penalty, as soon as practicable following the Expiration Date and Time, and after all necessary calculations, pro rata allocations and adjustments have been completed.

If you fail to complete and sign the rights certificate or otherwise fail to follow the subscription procedures that apply to the exercise of your rights before the Rights Offering expires, the Subscription Agent will reject your subscription or accept it to the extent of the payment received. Neither we nor our Subscription Agent undertake any responsibility or action to contact you concerning an incomplete or incorrect subscription form, nor are we under any obligation to correct such forms. The Subscription Agent has the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

Expiration of the Rights Offering and Extensions, Amendments and Termination

You may exercise your subscription rights at any time before the Expiration Date and Time.

We may, in our sole discretion, extend the time for exercising the subscription rights.

We will extend the duration of the Subscription Period as required by applicable law, and may choose to extend it if we decide that changes in the market price of our Common Stock warrant an extension or if we decide to give investors more time to exercise their subscription rights in the Rights Offering, although we do not presently intend to do so. We may extend the Expiration Date and Time by giving oral or written notice to the Subscription Agent and the Information Agent on or before the scheduled Expiration Date and Time. If we elect to extend the expiration of the Rights Offering, we will issue a press release announcing such extension no later than 9:00 a.m., Central Standard Time, on the next business day after the most recently announced Expiration Date and Time.

We reserve the right, in our sole discretion, to amend or modify the terms of the Rights Offering.

If you do not exercise your subscription rights before the Expiration Date and Time, your unexercised subscription rights will become null and void and will have no value. We will not be obligated to honor your exercise of subscription rights if the Subscription Agent receives the documents relating to your exercise after the Rights Offering expires, regardless of when you transmitted the documents, except if you have timely transmitted the documents under the guaranteed delivery procedures described below.

Termination of the Rights Offering

Our Board of Directors may terminate the Rights Offering, in whole or in part, in its sole discretion at any time prior to the time the Rights Offering expires for any reason (including a change in the market price of our Common Stock). If we terminate the Rights Offering, any payments you made to the Subscription Agent will be refunded by check, without interest or penalty, as soon as practicable following such termination.

Instructions for Completing Your Subscription Rights Certificate

You should read and follow the instructions accompanying the subscription rights certificates carefully.

You are responsible for the method of delivery of your subscription rights certificate(s) with your subscription price payment to the Subscription Agent. If you send your subscription rights certificate(s) and subscription price payment by mail, we recommend that you send them by traceable or overnight mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the Subscription Agent prior to the time the Rights Offering expires.

Delivery of Subscription Materials and Payment

The Subscription Agent for this Rights Offering is Equiniti Trust Company, LLC. You should deliver your subscription rights certificate and any cash payments of the subscription price, or, if applicable, notices of guaranteed delivery, to the Subscription agent by one of the methods described below by mail or by overnight courier to the address set forth below:

Equiniti Trust Company, LLC

Attn: Corporate Actions Department

1110 Centre Pointe Curve, Suite 101

Mendota Heights, MN 55120

Your delivery to an address or by any method other than as set forth above will not constitute valid delivery.

If you require further assistance with exercising your subscription rights, you may call D.F. King & Co., Inc., the Information Agent, at (888) 605-1956 for stockholders or (646) 677-2515 for banks and brokers, or contact them via email at bloomia@dfking.com.

Foreign Restrictions

Subscription rights certificates will only be mailed to holders as of the Record Date whose addresses are within the United States (other than an APO or FPO address). Holders as of the Record Date whose addresses are outside the United States or who have an APO or FPO address and who wish to subscribe to the Rights Offering either in part or in full should contact the Subscription Agent in writing no later than five business days prior to the Expiration Date and Time.

Questions About Exercising Subscription Rights

If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this document, the Instructions for Use of Non-Transferable Subscription Rights Certificates or the Notice of Guaranteed Delivery, you should contact the Information Agent at the address and telephone number set forth above under “Questions and Answers About the Rights Offering” included elsewhere in this prospectus.

Calculation of Subscription Rights Exercised

If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total subscription price payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your basic subscription right with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price payment you delivered to the Subscription Agent. If your aggregate subscription price payment is greater than the amount you owe for your subscription, you will be deemed to have exercised your over-subscription privilege to purchase the maximum number of shares of our Common Stock with your over-payment. If we do not apply your full subscription price payment to your purchase of shares of our Common Stock, the Subscription Agent will return the excess amount to you by check, without interest or penalty, as soon as practicable following the Expiration Date and Time, and after all necessary calculations, pro rata allocations and adjustments have been completed.

Regulatory Limitation

We will not be required to issue to you shares of our Common Stock pursuant to the Rights Offering if, in our opinion, it would be unlawful to do so or you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at the time the Rights Offering expires, you have not obtained such clearance or approval. We reserve the right to delay the commencement of this Rights Offering in certain states or other jurisdictions if necessary to comply with local laws. We may elect not to offer shares to residents of any state or other jurisdiction whose laws would require a change in this Rights Offering in order to carry out this Rights Offering in such state or jurisdiction.

All rights issued to a stockholder of record who would, in our opinion, be required to obtain prior clearance or approval from any state, federal or non-U.S. regulatory authority for the ownership or exercise of rights or the ownership of additional shares are null and void and may not be held or exercised by any such holder if, at such time, if applicable, such holder has not obtained such clearance or approval.

Exercising a Portion of Your Rights

If you subscribe for fewer than all of the shares of our Common Stock represented by your rights certificate, you may receive from the Subscription Agent a new rights certificate representing your unused rights.

If you do not indicate the number of rights being exercised, or if you do not make full payment of the total subscription price payment for the number of rights that you indicate are being exercised, then you will be deemed to have exercised your right with respect to the maximum number of rights that may be exercised with the aggregate subscription price payment you delivered to the Subscription Agent. If we do not apply your full subscription price payment to the purchase of shares of Common Stock, the Subscription Agent will return the excess amount by check, without interest or penalty, as soon as practicable following the Expiration Date and Time, and after all necessary calculations, pro rata allocations and adjustments have been completed.

Cancellation of Indebtedness for Borrowed Money as Full or Partial Payment of Subscription Price

If you would like to pay some or all of the subscription price for your shares of Common Stock by delivery, in lieu of cash, the cancellation of an equivalent amount of indebtedness for borrowed money owed to you by the Company, you must contact the Company at:

5000 W. 36th Street, Suite 220

Minneapolis, MN 55416

Attention: Elizabeth E. McShane, Chief Financial Officer

Telephone: (763) 392-6200

as soon as practicable after the date of this prospectus (and in any event prior to exercising your subscription rights) so that the Company can in its sole and absolute discretion, (i) determine whether it considers such indebtedness for borrowed money to be valid and eligible for delivery in payment of some or all of the subscription price and (ii) to coordinate the cancellation of indebtedness in exchange for issuance of Common Shares. As it may take some time for the Company to evaluate and respond to requests for the cancellation of indebtedness for borrowed money in full or partial payment of the subscription price and for the Company, thereafter, to coordinate with the Subscription Agent as to your exercise of your subscription rights, the Company strongly recommends that you start this process as soon as possible and not wait until the final days of the Subscription Period. Your delay in commencing this process may result in your being unable to timely exercise your subscription rights through the cancellation of indebtedness for borrowed money as full or partial payment of the subscription price, which in turn would result in your purported exercise of subscription rights to be paid for by such cancellation of indebtedness for borrowed money being rejected.

Following the Company’s determination, in its sole and absolute discretion, that it considers such indebtedness for borrowed money to be valid and eligible for delivery in payment of some or all of the subscription price and subject to the receipt of any other supplemental documentation requested by the Company, at the Company’s address set forth above, prior to the Expiration Date and Time, the Company will coordinate with the Subscription Agent as to your exercise of the subscription rights.

You should contact the Company directly at the address or phone number stated above for further details regarding the appropriate documentation to submit in order to validly deliver in lieu of cash the cancellation of such indebtedness for borrowed money.

Guaranteed Delivery Procedures

If you wish to exercise subscription rights, but you do not have sufficient time to deliver the subscription rights certificate evidencing your subscription rights to the Subscription Agent before the Expiration Date and Time, you may exercise your subscription rights by the following guaranteed delivery procedures:

●	deliver to the Subscription Agent before the Expiration Date and Time the payment for each share you elected to purchase pursuant to the exercise of subscription rights in the manner set forth above under “Method of Subscription – Exercise of Rights”;
●	deliver to the Subscription Agent before the Expiration Date and Time the form entitled “Notice of Guaranteed Delivery”; and
●	deliver the properly completed subscription rights certificate evidencing your subscription rights being exercised and the form entitled “Nominee Holder Certification”, if applicable, with any required signatures guaranteed, to the Subscription Agent within one (1) business day following the date you submit your Notice of Guaranteed Delivery.

Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the Instructions for Use of Non-Transferable Subscription Rights Certificates, which will be distributed to you with your subscription rights certificate. Your Notice of Guaranteed Delivery must include a signature guarantee from an eligible institution, acceptable to the Subscription Agent. A form of that guarantee is included with the Notice of Guaranteed Delivery.

In your Notice of Guaranteed Delivery, you must provide:

●	your name and address;
●	the number of rights represented by your subscription rights certificate and the number of shares of our Common Stock for which you are subscribing under your basic subscription right and the number of shares of our Common Stock for which you are subscribing under your over-subscription privilege; and
●	your guarantee that you will deliver to the Subscription Agent a rights certificate evidencing the subscription rights you are exercising within one (1) business day following the date the Subscription Agent receives your Notice of Guaranteed Delivery.

You may deliver your Notice of Guaranteed Delivery to the Subscription Agent in the same manner as your rights certificate at the address set forth above under “Delivery of Subscription Materials and Payment”.

The Information Agent will send you additional copies of the form of Notice of Guaranteed Delivery if you need them. You should email the Information Agent at Bloomia@dfking.com or call the Information Agent at (888) 605-1956 for stockholders or (646) 677-2515 for banks and brokers to request additional copies of the form of Notice of Guaranteed Delivery.

Procedures for DTC Participants

We expect that the exercise of your basic subscription rights and your over-subscription privilege may be made through the facilities of DTC. If you would like to pay your entire subscription price in cash, you must elect to exercise your basic subscription right and your over-subscription privilege through DTC’s PSOP Function on the “agents subscription over PTS” procedures, and instruct DTC to charge the applicable DTC account for the subscription payment and deliver such cash amount to the Subscription Agent. Shares of Common Stock validly and timely subscribed and paid for in cash in the Rights Offering will be credited to the applicable DTC participant accounts upon settlement of the Rights Offering.

DTC must receive your rights certificate, Notice of Guaranteed Delivery (if applicable), and (to the extent such payment is cash) payment for the new shares of Common Stock, and, to the extent your payment is through the cancellation of indebtedness for borrowed money owed to you by the Company, the Subscription Agent must receive confirmation from the Company as to the cancellation of such indebtedness for borrowed money before the Expiration Date and Time, unless guaranteed delivery procedures are utilized with respect to delivery of your rights certificate (in which case such rights certificate must be received within the period described under “The Rights Offering – Guaranteed Delivery Procedures”, above).

U.S. Federal Income Tax Consequences

Although the authorities governing transactions such as the Rights Offering are complex and unclear in certain respects (including with respect to the effects of the over-subscription privilege), we believe and intend to take the position that a holder’s receipt or exercise of rights should generally be non-taxable for U.S. federal income tax purposes. This position regarding the non-taxable treatment of the Rights Offering is, however, not binding on the IRS or the courts. You should consult your tax advisor as to the particular tax consequences to you of the receipt of rights in the Rights Offering and the exercise or lapse of the rights, including the applicability of any state, local or non-U.S. tax laws in light of your particular circumstances. For a more detailed discussion, see “Material U.S. Federal Income Tax Consequences”.

Fees and Expenses

We are not charging any fee or sales commission to issue rights to you or to issue shares of Common Stock to you if you exercise your rights. If you exercise your rights through the record holders of your shares of Common Stock, you are responsible for paying any commissions, fees, taxes or other expenses your record holder may charge you. We will pay all fees and expenses of the Subscription Agent and the Information Agent related to the Rights Offering and have agreed to indemnify the Subscription Agent and the Information Agent with respect to certain liabilities that they may incur in connection with the Rights Offering.

No Fractional Rights

We will not issue fractional subscription rights or cash in lieu of fractional subscription rights. Fractional subscription rights will be rounded down to the nearest whole number.

No Fractional Shares of Common Stock

All shares of Common Stock will be sold at a subscription price of $4.05 per whole share. We will not issue fractional shares of Common Stock or cash in lieu of fractional shares of Common Stock. Fractional shares of Common Stock resulting from the exercise of basic subscription rights and the over-subscription privilege will be eliminated by rounding down to the nearest whole share of Common Stock, with such adjustments as may be necessary to ensure that we offer no more than 3,827,160 shares of Common Stock in this Rights Offering. In the unlikely event that, because of the rounding of fractional shares of Common Stock, this Rights Offering would have been subscribed in an amount in excess of 3,827,160 shares of Common Stock, all holders’ shares issued in this Rights Offering will be reduced in an equitable manner. Any excess subscription payments received by the Subscription Agent will be returned by check, without interest or penalty, as soon as practicable following the Expiration Date and Time, and after all necessary calculations, pro rata allocations and adjustments have been completed.

Notice to Beneficial Holders/Nominees

If you are a broker, a trustee or a depositary for securities who holds shares of our Common Stock for the account of others on the Record Date, you should notify the respective beneficial owners of such shares of the Rights Offering as soon as possible to find out their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the Subscription Agent with the proper payment. If you hold shares of our Common Stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our Common Stock on the Record Date, provided that you, as a nominee record holder, make a proper showing to the Subscription Agent by submitting the form entitled “Nominee Holder Certification” that we will provide to you with your rights offering materials. If you did not receive this form, you should contact the Subscription Agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our Common Stock or will receive your subscription rights through a broker, custodian bank, or other nominee, we will ask your broker, dealer, custodian bank, or other nominee to notify you of the Rights Offering. If you wish to exercise your subscription rights, you will need to have your broker, dealer, custodian bank, or other nominee act for you. If you hold certificates of our Common Stock directly and would prefer to have your broker, dealer, custodian bank, or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, dealer, custodian bank, or other nominee the form entitled “Beneficial Owner Election Form”. You should receive this form from your broker, dealer, custodian bank, or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, dealer, custodian bank, or other nominee if you do not receive this form, but you believe you are entitled to participate in the Rights Offering. We are not responsible if you do not receive the form from your broker, dealer, custodian bank, or other nominee or if you receive it without sufficient time to respond.

Validity of Subscriptions

The Subscription Agent will resolve in its sole and absolute discretion all questions concerning the timeliness, validity, form and eligibility of any subscription payment and exercise of subscription rights, including time of receipt and eligibility to participate in the Rights Offering. The Subscription Agent’s determination will be final and binding. Once made, subscriptions and directions are irrevocable, and the Subscription Agent will not accept any alternative, conditional or contingent subscriptions or directions. The Subscription Agent reserves the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the Expiration Date and Time, unless the Subscription Agent waives them in its sole discretion. Neither we, nor the Information Agent nor the Subscription Agent is under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the Rights Offering, only when the Subscription Agent receives a properly completed and duly executed subscription rights certificate and any other required documents and the full subscription payment. Our interpretations of the terms and conditions of the Rights Offering will be final and binding.

Your Funds or Evidence of Our Indebtedness for Borrowed Money Will Be Held by the Subscription Agent or the Company, Respectively, Until Shares of Our Common Stock Are Issued or the Withdrawal or Termination of the Rights Offering.

The Subscription Agent will hold all cash funds in a segregated account, and we will hold any evidence of indebtedness for borrowed money in escrow, received from subscribing stockholders until we issue your shares of our Common Stock to you upon consummation of the Rights Offering or the withdrawal or termination of the Rights Offering.

If there is a fundamental change to the Rights Offering and if you decide to cancel your subscription rights, then the Subscription Agent will return your payment by check, without interest or penalty, as soon as practicable. If you hold your shares through your broker, dealer, custodian bank, or other nominee, then the cancellation of any subscription rights would have to be initiated by your broker, dealer, custodian bank, or other nominee.

If the Subscription Agent returns payments to you through your broker, dealer, custodian bank, or other nominee, then such broker, dealer, custodian bank, or other nominee may charge you separate service or administration fees. We are not responsible for covering or reimbursing any such fees.

Stockholder Rights

You will have no rights as a holder of the shares of our Common Stock you purchase in the Rights Offering until DRS statements representing the shares of our Common Stock are issued to you, or your account at your nominee is credited with the shares of our Common Stock purchased in the Rights Offering.

No Revocation or Change

Once you have exercised your subscription rights or have instructed your nominee of your subscription request, you may not revoke or change your exercise or request a return of the subscription price payment. All exercises of subscription rights are irrevocable, even if you learn information about us that you consider unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase shares of our Common Stock at the subscription price. Subscription rights not exercised prior to the Expiration Date and Time will expire and will have no value.

Listing and Trading

Our Common Stock is traded on Nasdaq under the symbol “TULP”.

Transferability

The subscription rights are evidenced by rights certificates and are non-transferable, except that the subscription rights will be transferable by operation of law. The subscription rights will not be listed for trading on any securities exchange or trading system. The shares of Common Stock will be transferable following their issuance.

Shares of Common Stock Outstanding After the Rights Offering

Based on the shares of our Common Stock issued and outstanding as of the Record Date, approximately 5,600,000 shares of our Common Stock will be issued and outstanding following the Rights Offering assuming full exercise of all subscription rights. This assumes that during the Rights Offering, we issue no other shares of our Common Stock and that no options for our Common Stock are exercised.

We will not be issuing share certificates for the Common Stock issued pursuant to this Rights Offering. Issuance of Common Stock will be made electronically via book entry by Equiniti Trust Company, LLC, our Transfer Agent.

Interests of Note Lenders in the Rights Offering

Each Note Lender has indicated that it currently intends, but undertakes no obligation, to exercise all of the subscription rights distributed to it by us in the Rights Offering, as well as the over-subscription privilege, and that it reserves the right to pay some or all of the subscription price payable upon the exercise of any such subscription rights with indebtedness owed by us to it (including any indebtedness then-outstanding pursuant to the Related Party Notes). We expect the total subscription price payable upon the exercise of all of such rights by the Note Lenders, excluding any additional subscription price that might be payable in connection with any exercise by the Note Lenders of the over-subscription privilege, to be approximately $6,612,000. If each Note Lender fully exercised its rights in the Rights Offering (including its over-subscription privilege) and no other holder of rights exercised its rights in the Rights Offering, the Note Lenders’ aggregate ownership percentage of our outstanding Common Stock would increase to approximately 71% after giving effect to this Rights Offering and assuming (i) no other changes in our Common Stock outstanding and that (ii) the Note Lenders continued to hold all of the shares of Common Stock stated to be owned by it in their most recent beneficial ownership reports on Schedule 13D and Schedule 13G filed with the SEC in respect of the Company.

No Recommendation

An investment in shares of our Common Stock must be made according to each investor’s evaluation of such investor’s own best interests and after considering all of the information herein, including the “Risk Factors” section beginning on page 16 of this prospectus. No valuation consultant or investment banker has opined or is expected to opine upon the fairness or adequacy of the subscription price.

Neither the Company nor its Board of Directors is making any recommendation to stockholders as to whether to exercise their rights in the Rights Offering. You should make an independent investment decision about whether to exercise your rights based on your own assessment of your best interests and of our business and financial condition, our prospects for the future, the terms of the Rights Offering and the information contained in, or incorporated by reference in, this prospectus, as it may be supplemented from time to time

Each holder is urged to obtain a recent trading price for the subscription rights on Nasdaq from their broker, bank, financial advisor or the financial press.

DESCRIPTION OF CAPITAL STOCK

The summary of the general terms and provisions of our Common Stock set forth below does not purport to be complete and is subject to and qualified by reference to our Certificate of Incorporation, as amended from time to time (the “Certificate of Incorporation”). and Bylaws, as amended from time to time (the “Bylaws,” and together with the Certificate of Incorporation, the “Charter Documents”). Because this is only a summary, it may not contain all the information that is important to you. For additional information, please read the Company’s Charter Documents and the applicable provisions of the General Corporation Law of Delaware (the “DGCL”).

Authorized Capital Stock

We are authorized to issue up to 10,000,000 shares of Common Stock, with a par value of $0.01 per share.

Voting Rights

The holders of shares of our Common Stock are entitled to one vote per share on all matters voted upon by our stockholders. Our Common Stock does not have cumulative voting rights, and, accordingly, holders of more than 50% of the outstanding shares of Common Stock will be able to elect all of the members of the Board of Directors. If the number of candidates exceeds the number of members to be elected to the Board of Directors, they may be elected by plurality vote.

Dividend Rights

After satisfaction of the dividend rights of holders of any preferred stock, the holders of shares of our Common Stock are entitled to receive dividends, if any, in such amounts as may be declared from time to time by our Board of Directors in its discretion out of any funds legally available therefor and as permitted by the DGCL.

Liquidation Rights

In the event of our dissolution, liquidation or winding-up, the holders of shares of Common Stock are entitled to share ratably in any of our assets remaining after payment in full of creditors and preferred stockholders to the extent of any liquidation preferences.

No Preemptive Rights

There are no preemptive, subscription, conversion, redemption or sinking fund rights pertaining to our Common Stock. The absence of preemptive rights could result in a dilution of the interest of investors should additional Common Stock be issued.

Listing

Our Common Stock is currently listed on Nasdaq under the symbol “TULP.”

Anti-Takeover Effects of Various Provisions of Delaware Law and our Certificate of Incorporation and Bylaws

The Charter Documents and the DGCL contain certain provisions that may discourage an unsolicited takeover of the Company or make an unsolicited takeover of the Company more difficult. The following are some of the more significant anti-takeover provisions that are applicable to the Company:

Business Combinations

In general, Section 203 of the DGCL prohibits a Delaware corporation with a class of voting stock listed on a national securities exchange or held of record by 2,000 or more stockholders from engaging in a “Business Combination” (as defined below) with an “Interested Stockholder” (as defined below) for a three-year period following the time that this stockholder becomes an interested stockholder, unless the Business Combination is approved in a prescribed manner. A Business Combination includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the Interested Stockholder. An Interested Stockholder is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of Interested Stockholder status, 15% or more of the corporation’s voting stock. Under Section 203, a Business Combination between a corporation and an Interested Stockholder is prohibited for seven years unless it satisfies one of the following conditions:

●	Before the stockholder became an Interested Stockholder, the Board of Directors approved either the Business Combination or the transaction which resulted in the stockholder becoming an Interested Stockholder;
●	Upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or
●	At or after the time the stockholder became an Interested Stockholder, the Business Combination was approved by the Board of Directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the Interested Stockholder.
●	The DGCL permits a corporation to opt out of, or choose not to be governed by, its anti-takeover statute by expressly stating so in its original certificate of incorporation (or subsequent amendment to its certificate of incorporation or bylaws approved by its stockholders). The Certificate of Incorporation does not contain a provision expressly opting out of the application of Section 203 of the DGCL; therefore, the Company is subject to the anti-takeover statute.

Special Meetings of Stockholders

The Company’s Bylaws provide that a special meeting of stockholders may be called by our Chief Executive Officer, Chief Financial Officer, by the Board of Directors or any two or more members thereof, by the Chairman, or by one or more stockholders holding not less than ten percent (10%) of the voting power of all shares entitled to vote, except that a special meeting for the purpose of considering any action to directly or indirectly facilitate or effect a business combination, including any action to change or otherwise affect the composition of the Board of Directors for that purpose, must be called by twenty-five percent (25%) or more of the voting power of all shares entitled to vote).

Stockholder Action by Unanimous Written Consent

The Company’s Certificate of Incorporation provides that all stockholder action by written consent must be unanimous.

Advance Notice of Stockholder Business Proposals and Nominations

The Company’s Bylaws include an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to the Board of Directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors, or by a stockholder that has delivered timely written notice in proper form to the Company’s secretary of the business or mailed to and received at the principal executive office of the Company to be brought before the meeting. These provisions could have the effect of delaying stockholder actions that may be favored by the holders of a majority of the Company’s outstanding voting securities until the next stockholder meeting or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of the Company.

Authority of the Board of Directors

The Board of Directors has the power to issue any or all of the shares of the Company’s capital stock and the right to fill vacancies of the Board of Directors (including a vacancy created by an increase in the size of the Board of Directors). Under the Certificate of Incorporation, the Company’s Board of Directors has the authority to adopt and change the Bylaws upon the affirmative vote of the number of directors which shall constitute, under the provisions of the Company’s Bylaws, the action of the Board of Directors.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of material U.S. federal income tax consequences relating to the receipt, exercise, transfer and expiration of the subscription rights acquired by U.S. holders and non-U.S. holders (each as defined herein and collectively referred to as “holders”) by distribution from the Company in the Rights Offering and the ownership and disposition of shares of our Common Stock received upon exercise of such subscription rights. This summary is based on the Code, the Treasury Regulations promulgated thereunder, published administrative positions of the IRS and judicial decisions, all as in effect on the date hereof. Those authorities may be changed or subject to new interpretations, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those summarized below. We have not sought, and do not expect to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with our statements and conclusions or that a court would not sustain any challenge by the IRS in the event of litigation. Moreover, this summary does not address any U.S. federal non-income (including estate or gift), state, local or non-U.S. tax considerations, the Medicare tax imposed on certain net investment income or considerations under any applicable tax treaty.

This summary applies only to holders (1) that acquire the subscription rights by distribution from the Company in the Rights Offering (and only with respect to subscription rights so acquired), and (2) that will hold shares of our Common Stock acquired upon exercise of subscription rights as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary is general in nature and does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their personal circumstances or status (for example, U.S. holders subject to the alternative minimum tax) or special rules that may apply to certain holders, including, without limitation, financial institutions, regulated investment companies, real estate investment trusts, holders who are dealers in securities or foreign currency, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, tax-exempt organizations, insurance companies, S-corporations, persons liable for alternative minimum tax, holders who hold such stock as part of a hedge, straddle, conversion, constructive sale or other integrated security transaction, holders whose functional currency is not the U.S. dollar, or holders who received our Common Stock on which the subscription rights are distributed in satisfaction of our indebtedness or as compensation. Additionally, this discussion does not address U.S. holders who beneficially own our shares through either a “foreign financial institution” (as such term is defined in Section 1471(d) (4) of the Code) or certain other non-U.S. entities specified in Section 1472 of the Code.

In addition, this summary applies only to holders that exercise their subscription rights for cash. The U.S. federal income tax treatment of holders that exercise their subscription rights (in whole or in part) through the cancellation of indebtedness for borrowed money owed by the Company will depend on the terms of the indebtedness delivered and the circumstances under which the holder acquired and holds that indebtedness. Holders that intend to exercise subscription rights by delivering indebtedness of the Company are urged to consult their tax advisors as to the U.S. federal income tax consequences applicable to them in light of their particular circumstances.

If any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes is the beneficial owner of our subscription rights or shares of our Common Stock, the U.S. federal income tax treatment of a partner or owner in such partnership generally will depend upon the tax status of the partner and the activities of the partner and the partnership. Holders that are partnerships (and partners or owners in such partnerships) are urged to consult their own tax advisors as to the particular U.S. federal income tax consequences applicable to them.

THE FOLLOWING DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE. HOLDERS OF SHARES OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES UNDER FEDERAL ESTATE AND GIFT TAX LAWS, FOREIGN, STATE AND LOCAL LAWS AND TAX TREATIES OF THE RECEIPT, OWNERSHIP, EXERCISE AND EXPIRATION OF SUBSCRIPTION RIGHTS AND THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK.

The statements as to matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, but not as to factual matters, contained in this section, unless otherwise noted, constitute the opinion of Rutan & Tucker, LLP, which opinion is based on and subject to the assumptions, qualifications, and limitations described in the opinion attached as Exhibit 8.1 hereto.

Tax Consequences to U.S. Holders

A “U.S. holder” means a beneficial owner of subscription rights or shares of our Common Stock that is or is treated as, for U.S. federal income tax purposes, any of the following:

●	an individual who is a citizen or resident of the United States;
●	a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia;
●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
●	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons, as defined under Section 7701(a)(30) of the Code, have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person.

Taxation of Subscription Rights

Receipt of Subscription Rights

Although the authorities governing transactions such as this Rights Offering are complex and do not speak directly to the consequences of certain aspects of this Rights Offering (including with respect to the effects of the over-subscription privilege), we believe that a U.S. holder’s receipt of subscription rights pursuant to the Rights Offering should not be treated as a taxable distribution with respect to the holder’s existing shares of Common Stock for U.S. federal income tax purposes and intend to take the position that such receipt will be a non-taxable distribution. Pursuant to Section 305(a) of the Code, in general, the receipt by a stockholder of a right to acquire stock should not be included in the taxable income of the recipient. The general rule of nonrecognition under Section 305(a) of the Code is subject to exceptions under Section 305(b) of the Code, which include a distribution or a series of distributions (including a deemed distribution) that has the effect of the receipt of cash or other property by some stockholders and an increase in the proportionate interest of other stockholders in a corporation’s assets or earnings and profits (such distributions, “disproportionate distributions”). We do not believe the receipt of the subscription rights should be treated as a disproportionate distribution, but the rules related to disproportionate distributions are complex. The Treasury Regulations under Section 305 of the Code generally treat distributions of cash or non-stock property within 36 months of another distribution as a series of distributions. During the last 36 months, we have not made any distributions of cash or non-stock property (excluding for this purpose, other issuances of subscription rights) with respect to our Common Stock. Currently we do not intend to make any future distributions of cash or non-stock property with respect to our Common Stock; however, there is no guarantee that we will not make such distributions in the future.

Our position regarding the tax-free treatment of the subscription rights distribution is not binding on the IRS or the courts. If this position is finally determined by the IRS or a court to be incorrect, whether on the basis that the issuance of the subscription rights is a disproportionate distribution or otherwise, the fair market value of the subscription rights upon receipt would be taxable to holders of our Common Stock to which the subscription right is distributed as a dividend to the extent of the holder’s pro rata share of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain.

The following discussion assumes that the distribution of the subscription rights is a non-taxable distribution to holders of our Common Stock for U.S. federal income tax purposes.

Tax Basis in the Subscription Rights

If the fair market value of the subscription rights a U.S. holder receives is less than 15% of the fair market value of the holder’s existing shares of our Common Stock (with respect to which the subscription rights are distributed) on the date the holder receives the subscription rights, the subscription rights will be allocated a zero-dollar basis for U.S. federal income tax purposes, unless the holder elects to allocate the holder’s basis in the holder’s existing shares of our Common Stock (with respect to which the subscription rights are distributed) between the holder’s existing shares of our Common Stock and the subscription rights in proportion to the relative fair market values of the existing shares of our Common Stock and the subscription rights, determined on the date of receipt of the subscription rights. If a U.S. holder chooses to allocate basis between the holder’s existing shares of our Common Stock and the subscription rights, the holder must make this election on a statement included with the holder’s timely filed tax return (including extensions) for the taxable year in which the holder receives the subscription rights. Such an election is irrevocable.

However, if the fair market value of the subscription rights a holder receives is 15% or more of the fair market value of the holder’s existing shares of our Common Stock (with respect to which the subscription rights are distributed) on the date the holder receive the subscription rights, then the holder must allocate the holder’s basis in the holder’s existing shares of our Common Stock (with respect to which the subscription rights are distributed) between those shares and the subscription rights the holder receives in proportion to their fair market values determined on the date the holder receives the subscription rights.

The fair market value of the subscription rights on the date that the subscription rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights. In determining the fair market value of the subscription rights, you are urged to consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our shares of our Common Stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are non-transferable.

Exercise of Subscription Rights

Generally, a U.S. holder will not recognize gain or loss upon the exercise of subscription rights in the Rights Offering. A U.S. holder’s adjusted tax basis in the shares of our Common Stock acquired upon exercise of the subscription rights will equal the sum of its adjusted tax basis, if any, in the subscription rights as determined above under “Tax Basis in the Subscription Rights” plus an amount equal to such U.S. holder’s subscription price. The holding period of shares of our Common Stock acquired upon exercise of subscription rights in the Rights Offering will begin on the date of exercise.

If you exercise subscription rights received in the Rights Offering after disposing of the shares of our Common Stock with respect to which such subscription rights are received, then certain aspects of the tax treatment of the exercise of the subscription rights are unclear, including (1) the allocation of the tax basis between the shares of our Common Stock previously sold and the subscription rights, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the shares of our Common Stock previously sold and (3) the impact of such allocation on the tax basis of the shares of our Common Stock upon exercise of the subscription rights. If a U.S. holder exercises subscription rights received in the Rights Offering after disposing of shares of our Common Stock with respect to which the subscription rights are received, the U.S. holder is urged to consult with the holder’s own tax advisor regarding the tax treatment of the exercise of the subscription rights.

Expiration of Subscription Rights

If a U.S. holder allows subscription rights received in the Rights Offering to expire without being exercised, the U.S. holder should not recognize any gain or loss for U.S. federal income tax purposes, and the U.S. holder should re-allocate any portion of the tax basis in the holder’s existing shares of our Common Stock previously allocated to the subscription rights that have expired to the existing shares of our Common Stock with respect to which such subscription rights were received. If a U.S. holder allows subscription rights to expire after disposing of shares of our Common Stock with respect to which the subscription rights are received, the U.S. holder is urged to consult with the holder’s own tax advisor regarding the tax treatment of the expiration of the subscription rights.

Taxation of Common Stock

Distributions

Distributions with respect to shares of our Common Stock acquired upon exercise of subscription rights will be taxable as dividend income when actually or constructively received to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes.

Dividend income received by certain non-corporate U.S. holders with respect to shares of our Common Stock generally will be “qualified dividends” subject to preferential rates of U.S. federal income tax, under current law, provided that the U.S. holder meets the applicable holding period and other requirements. Dividend income on shares of our Common Stock paid to U.S. holders that are domestic corporations generally will qualify for the dividends-received deduction if the requisite holding period is satisfied.

To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of the holder’s adjusted tax basis in such shares of our Common Stock and thereafter as capital gain. Such capital gain will be long-term capital gain if the holder’s holding period for such shares is more than one year at the time of the applicable distribution. Under current law, long-term capital gain of a non-corporate U.S. holder is generally taxed at preferential rates of U.S. federal income tax.

Sale, Exchange, Redemption or Other Taxable Disposition of Common Stock

If a U.S. holder sells or otherwise disposes of shares of our Common Stock acquired upon exercise of subscription rights in a taxable transaction, the U.S. holder will generally recognize capital gain or loss equal to the difference between the amount realized and the holder’s adjusted tax basis in the shares. The amount realized is generally the amount of cash received plus the fair market value of any other property received for such shares. Such capital gain or loss will be long-term capital gain or loss if the holder’s holding period for such shares is more than one year at the time of disposition. Under current law, long-term capital gain of a non-corporate U.S. holder is generally taxed at preferential rates of U.S. federal income tax. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

A U.S. holder may be subject to information reporting and/or backup withholding with respect to dividend payments and the gross proceeds from the disposition of shares of our Common Stock acquired through the exercise of subscription rights. Backup withholding may apply under certain circumstances if the U.S. holder (i) fails to furnish the holder’s social security or other taxpayer identification number (a “TIN”), (ii) furnishes an incorrect TIN, (iii) fails to report interest or dividends properly, or (iv) fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct, that the holder is not subject to backup withholding and that the U.S. holder is a United States person for U.S. federal income tax purposes on IRS Form W-9. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle the holder to a refund with respect to) the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Certain persons are exempt from information reporting and backup withholding, including corporations and certain financial institutions, provided that they demonstrate their exempt status. U.S. holders are urged to consult their own tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Tax Consequences to Non-U.S. Holders

A “non-U.S. holder” means a beneficial owner of subscription rights or shares of our Common Stock that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust and is not a U.S. holder.

Taxation of the Subscription Rights

Receipt, Exercise and Expiration of the Subscription Rights

The discussion below assumes that the receipt of subscription rights will be treated as a non-taxable distribution as discussed above. In such case, non-U.S. holders will not be subject to U.S. federal income tax (or any withholding thereof) on the receipt, exercise or expiration of the subscription rights. It is possible that the receipt of the subscription rights could be a taxable event and taxable as a distribution on our Common Stock. Please see “Tax Consequences to U.S. Holders – Taxation of Subscription Rights – Receipt of Subscription Rights” above and “Taxation of Distributions on Common Stock” below.

Taxation of Distributions on Common Stock

Any distributions of cash or property to a non-U.S. holder made with respect to our Common Stock acquired upon exercise of subscription rights generally will be subject to withholding tax to the extent paid out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes, if any, at a rate of 30% (or a lower rate prescribed by an applicable income tax treaty). In order to obtain a reduced withholding tax rate under a tax treaty, if applicable, a non-U.S. holder will be required to provide a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, certifying the holder’s entitlement to benefits under a treaty. In addition, a non-U.S. holder will not be subject to withholding tax if the non-U.S. holder provides an IRS Form W-8ECI certifying that the distributions are effectively connected with the holder’s conduct of a trade or business within the United States (and, if an applicable income tax treaty so provides, are attributable to a permanent establishment or fixed base maintained by such non-U.S. holder within the United States); instead, the non-U.S. holder generally will be subject to U.S. federal income tax, net of certain deductions, with respect to such income at the same rates applicable to United States persons. If a non-U.S. holder is a corporation, a “Branch Profits Tax” of 30% (or a lower rate prescribed by an applicable income tax treaty) also may apply to such effectively connected income. Non-U.S. holders may be required to periodically update their IRS Forms W-8. The U.S. federal income tax treatment of any distribution is also subject to the discussion below under the headings “Information Reporting and Backup Withholding” and “FATCA.”

Sale or Other Disposition of Our Common Stock

Subject to the discussions below regarding backup withholding and FATCA, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on a sale or other disposition of shares of our Common Stock acquired upon exercise of subscription rights unless:

●	such gain is effectively connected with the holder’s conduct of a trade or business within the United States (and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or fixed base maintained by such non-U.S. holder in the United States);
●	such non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year in which gain is realized and certain other conditions are met; or
●	we are or have been a “United States real property holding corporation”, (a “USRPHC”), for U.S. federal income tax purposes during the five-year period preceding such disposition (or the Non-U.S. holder’s holding period, if shorter) unless our Common Stock is regularly traded on an established securities market and the non-U.S. holder held no more than 5% of our outstanding Common Stock, directly or indirectly, actually or constructively, during the shorter of the five-year period ending on the date of the disposition or the period that the non-U.S. holder held our Common Stock

Gain that is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. holder within the United States) generally will be subject to U.S. federal income tax, net of certain deductions, at the same rates applicable to U.S. persons. If a Non-U.S. holder is a corporation, a Branch Profits Tax of 30% (or a lower rate prescribed in an applicable income tax treaty) also may apply to such effectively connected gain.

A domestic corporation is treated as a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of (1) the fair market value of its United States real property interests, (2) the fair market value of its non-United States real property interests, and (3) the fair market value of any other of its assets which are used or held for use in a trade or business. Although there can be no assurance, we believe that we are not currently, and we do not anticipate becoming, a USRPHC. In addition, no assurance can be provided that our Common Stock will be regularly traded on an established securities market. Non-U.S. holders are urged to consult their own tax advisors regarding the U.S. federal income tax considerations that could result if we are, or become, a USRPHC and the exception for 5% or less stockholders.

Information Reporting and Backup Withholding

Generally, distributions on our Common Stock and the amount of tax, if any, withheld with respect to such distributions will be reported annually to the IRS and to non-U.S. holders. Copies of the information returns reporting such distributions and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty.

If a non-U.S. holder complies with certification procedures to establish that the holder is not a United States person, backup withholding generally should not apply to distributions on our Common Stock and information reporting and backup withholding generally should not apply to the proceeds from a sale or other disposition of shares of our Common Stock. Generally, a non-U.S. holder will comply with such procedures if it provides a properly executed IRS Form W-8BEN or W-8BEN-E (or other IRS Form W-8), as applicable, or otherwise meets documentary evidence requirements for establishing that it is a not a United States person, or otherwise establishes an exemption. The amount of any backup withholding will generally be allowed as a refund or credit against the non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

FATCA

Provisions of the Code commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”), generally impose a 30% withholding tax on dividends on our Common Stock and gross proceeds from the sale or other disposition of our Common Stock if paid to a foreign entity unless (1) if the foreign entity is a “foreign financial institution,” the foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (2) if the foreign entity is not a “foreign financial institution,” the foreign entity identifies certain of its U.S. investors, or (3) the foreign entity is otherwise exempted under FATCA.

Withholding under FATCA generally applies to payments of dividends on our Common Stock. While withholding under FATCA may apply to payments of gross proceeds from a sale or other disposition of our Common Stock, under proposed Treasury Regulations, withholding on payments of gross proceeds is not required. Although such regulations are not final, applicable withholding agents may rely on the proposed regulations until final regulations are issued.

If withholding under FATCA is required on any payment related to our Common Stock, holders not otherwise subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) on such payment may be able to seek a refund or credit from the IRS. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Non-U.S. holders should consult their own tax advisors regarding the possible implications of FATCA on their investment in our Common Stock and the entities through which they hold our Common Stock.

THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT TAX ADVICE. HOLDERS OF SUBSCRIPTION RIGHTS AND SHARES OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES UNDER FEDERAL ESTATE AND GIFT TAX LAWS, FOREIGN, STATE AND LOCAL LAWS AND TAX TREATIES OF THE RECEIPT, OWNERSHIP, EXERCISE AND EXPIRATION OF SUBSCRIPTION RIGHTS AND THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK ACQUIRED UPON EXERCISE OF SUBSCRIPTION RIGHTS.

PLAN OF DISTRIBUTION

On or about February 18, 2026, the subscription rights will be distributed to holders of record of our Common Stock as of the Record Date. If you wish to exercise your subscription rights and purchase shares of Common Stock in this Rights Offering, you should timely comply with the procedures described in “The Rights Offering”.

The shares of Common Stock offered pursuant to this Rights Offering are being offered by us directly to all holders of our Common Stock. We intend to distribute subscription materials, including rights certificates, to those persons that were holders of our Common Stock on the Record Date.

The Rights Offering is being made to raise capital for general corporate purposes, and to provide the Company with an opportunity to raise capital and deleverage and more generally strengthen the Company’s balance sheet (including through a reduction of the Company’s indebtedness).

Except as set forth below, we have not employed any brokers, dealers or underwriters in connection with the solicitation of exercise of the rights.

Subscription Agent and Information Agent

We have retained Equiniti Trust Company, LLC to serve as our Subscription Agent and Transfer Agent for the Rights Offering and D.F. King & Co., Inc. to serve as our Information Agent for the Rights Offering. We will pay all customary fees and expenses of the Subscription Agent and the Information Agent related to this Rights Offering. We have also agreed to indemnify the Subscription Agent and the Information Agent with respect to certain liabilities that they may incur in connection with this Rights Offering. Our officers and directors may solicit responses from the holders of subscription rights in connection with this Rights Offering, but such officers and directors will not receive any commissions or compensation for such services other than their normal compensation.

Electronic Distribution

This prospectus may be made available in electronic format on websites or via email or through other online services maintained by the Company. Other than this prospectus in electronic format, the information on the Company’s website and any information contained in any other websites maintained by the Company is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us, and should not be relied upon by investors.

Price Stabilization, Short Positions

No person has been authorized by our company to engage in any form of price stabilization in connection with the Rights Offering.

Total Expenses

We estimate that we will incur approximately $200,000 in total expenses in connection with the Rights Offering.

Transferability

The subscription rights are non-transferable, except that the subscription rights will be transferable by operation of law. The rights will not be listed for trading on Nasdaq or any other stock exchange or market. The shares of our Common Stock issuable upon exercise of the rights are listed on Nasdaq under the symbol “TULP”.

LEGAL MATTERS

The validity of the subscription rights and our Common Stock issuable upon exercise of the subscription rights offered by this prospectus has been passed upon for us by Rutan & Tucker, LLP.

EXPERTS

The consolidated financial statements of Bloomia Holdings, Inc. appearing in Bloomia Holdings, Inc’s Transition Report on Form 10-KT for the transition period ended June 30, 2025 have been audited by Boulay LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject  to the informational requirements of the Securities Exchange Act of 1934, as amended, and we are required to file annual, quarterly, and current reports, proxy statements and other documents and information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.bloomiaholdingco.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

The following documents previously filed with the SEC are incorporated by reference into this Prospectus, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

●	Transition Report on Form 10-KT for the transition period ended June 30, 2025, filed with the SEC on August 28, 2025, including the information specifically incorporated by reference into the Transition Report on Form 10-KT from our definitive proxy statement for the 2025 Annual Meeting of Stockholders;
●	Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2025, filed with the SEC on November 10, 2025, and Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2025, filed with the SEC on February 13, 2026;
●	Definitive Proxy Statement on Schedule 14A, filed with the SEC on October 6, 2025;
●	Current Reports on Form 8-K filed on September 18, 2025, November 20, 2025, January 23, 2026, and January 30, 2026, excluding information under Item 2.02.

In addition to the filings listed above, any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to the termination of the Rights Offering are deemed to be incorporated by reference into this prospectus; however, we will not incorporate by reference any document or portions thereof that are not deemed “filed” with the SEC, or any information furnished pursuant to Items 2.02 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Current Reports on Form 8-K.

We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon such person’s written or oral request, a copy of any and all of the information incorporated by reference in this prospectus. You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Bloomia Holdings, Inc.

5000 West 36th Street, Suite 220

Minneapolis, MN 55416

Attention: Elizabeth E. McShane, Chief Financial Officer

Telephone: (763) 392-6200

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

BLOOMIA HOLDINGS, INC.

Non-Transferable Subscription Rights to Purchase Up to $15,500,000 in
Shares of Common Stock, representing 3,827,160 Shares of Common Stock in the Aggregate

PROSPECTUS

February 18, 2026